  As filed with the Securities and Exchange Commission on January 24, 2008

Registration Number 333-_________

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM SB-2
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

ADRENALINA
(Name of Small Business Issuer in its Charter)

Nevada	5600	20-8837626
(State or other jurisdiction of	(Primary Standard Industrial	(I.R.S. Employer
incorporation or organization)	Classification Code Number)	Identification No.)

20855 NE 16 Avenue, Suite #C-16
Miami, Florida 33179
(Address and telephone number of principal executive offices)

Jeffrey Geller
President
20855 NE 16 Avenue, Suite #C-16
Miami, Florida 33179
(305) 770-4488
(Name, address and telephone number of agent for service)

Copies to:
Marc J. Ross, Esq.
Louis A. Brilleman, Esq.
Sichenzia Ross Friedman Ference LLP
61 Broadway
New York, New York 10006
Tel: (212) 930-9700
Fax: (212) 930-9725

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☒

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐

  CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount To Be Registered	Proposed Maximum Offering Price Per Share (1)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee

Common Stock, par value $0.001 (2)	4,000,000	$1.05	$4,200,000	$165.06

Common Stock, par value $0.001 (3)	4,000,000	$1.05	$4,200,000	$165.06

Common Stock, par value $0.001	353,000	$1.05	$370,650	$13.87
Total	8,353,000			$343.99

(1) Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, as amended.

(2) Represents shares issuable upon exercise of convertible debentures.

(3) Represents shares issuable upon exercise of warrants.

The registrant hereby amends this registration statement on such date or date(s) as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the commission acting pursuant to said Section 8(a) may determine.

The information in this prospectus is not complete and may be changed. The securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PROSPECTUS

Subject to Completion, Dated January 24, 2008

ADRENALINA

8,353,000 Shares of Common Stock

This prospectus relates to the resale by the selling stockholders of up to 8,353,000 shares of our common stock. The total number of shares sold herewith consists of: (i) 353,000 shares, (i) 4,000,000 shares issuable upon conversion of convertible debentures and (ii) 4,000,000 shares issuable upon the exercise of warrants. We are not selling any shares of common stock in this offering and therefore will not receive any proceeds from this offering. We will, however, receive proceeds from the cash exercise, if any, of warrants to purchase an aggregate of 4,000,000 shares of common stock. All costs associated with this registration will be borne by us.

The selling stockholders may sell their shares in public or private transactions, at prevailing market prices or at privately negotiated prices. We will not receive any proceeds from the sale of the shares of common stock by the selling stockholders.

Our common stock is currently traded on the OTC Bulletin Board under the symbol AENA. On January 18, 2008, the last reported sale price for our common stock was $1.05 per share.

INVESTING IN THESE SECURITIES INVOLVES SIGNIFICANT RISKS. SEE "RISK FACTORS" BEGINNING ON PAGE 3.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this Prospectus is ________, 2007

You may only rely on the information contained in this prospectus or that we have referred you to. We have not authorized anyone to provide you with different information. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities other than the common stock offered by this prospectus. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any common stock in any circumstances in which such offer or solicitation is unlawful. Neither the delivery of this prospectus nor any sale made in connection with this prospectus shall, under any circumstances, create any implication that there has been no change in our affairs since the date of this prospectus or that the information contained by reference to this prospectus is correct as of any time after its date.

PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this prospectus. You should read the entire prospectus carefully, including, the section entitled "Risk Factors" before deciding to invest in our common stock. Adrenalina is referred to throughout this prospectus as "Adrenalina," the “Company,” "we" or "us."

General

We operate through our wholly-owned subsidiary, LQD Adrenalina, LLC, a retail-entertainment company focused on the nature and wellness lifestyle surrounding outdoor, adventure and extreme sports. Born out of the initial success of the Adrenalina television program, a 30 minute extreme sports and adventure television show that traces its roots to Oceanside, California, the Company has established positioned itself to market its products and services towards extreme sports enthusiasts, both in the United States and throughout Latin America.

During the fiscal year ended December 31, 2006, we generated revenues of $2,373,986 and we incurred a net loss of $2,444,609. For the nine month period ended September 30, 2007, we generated revenues of $2,481,838. During that same period we incurred a net loss of $3,486,388.

Our principal executive office is located at 20855 NE 16 Avenue, Suite C-16, Miami, Florida and our telephone number at that address is (305) 770-4488.

Recent Financing

On December 3, 2007, we issued to a number of accredited investors our 5% Senior Secured Convertible Debentures (the “Debentures”) in the principal amount of $3,000,000.

The entire principal amount under the Debentures is due and payable 30 months after the closing date. Interest payments will be payable in cash quarterly commencing three months from the closing date.

At any time, holders may convert the Debentures into shares of common stock at a fixed conversion price of $0.75, subject to adjustment in the event the Company issues common stock (or securities convertible into or exercisable for common stock) at a price below the conversion price as such price may be in effect at various times (the “Conversion Price”).

Following the effective date of the registration statement of which this prospectus forms a part, we may force conversion of the Debentures if the market price of our common stock is at least $2.75 for any 20 out of 30 consecutive trading days. We may also prepay the Debentures in cash at 115% of the then outstanding principal provided there is a registration statement in effect with respect to the shares issuable upon conversion of the Debentures.

The Debentures rank senior to all of our current and future indebtedness and are secured by substantially all of our assets.

In connection with the financing transaction, we issued to the investors five-year warrants to purchase 4,000,000 shares of our common stock at $2.00 per share (the “Warrants”). The exercise price of the Warrants is subject to full ratchet anti-dilution rights in the event that we issue securities at less than $1.38 per share.

We also entered into a registration rights agreement with the investors that requires us to register the shares issuable upon conversion of the Debentures and exercise of the Warrants within 45 days after the closing date of the transaction.  If the registration statement is not filed within that time period or is not declared effective within 90 days after the closing date (180 days in the event of a full review by the Securities and Exchange Commission), we will be required to pay liquidated damages in cash in an amount equal to 2% of the total subscription amount for every month that we fail to attain a timely filing or effectiveness, as the case may be. From the three month anniversary of the closing date, the liquidated damages will be lowered to 1.5% per month.

This Offering

Shares offered by Selling Stockholders	Up to 8,353,000 shares, including 4,000,000 shares issuable upon conversion of convertible debentures and 4,000,000 shares issuable upon exercise of warrants

Common Stock to be outstanding after the offering	27,453,000*

Use of Proceeds	We will not receive any proceeds from the sale of the common stock hereunder. See "Use of Proceeds" for a complete description

Risk Factors	The purchase of our common stock involves a high degree of risk. You should carefully review and consider "Risk Factors" beginning on page 3

  *Based on the current issued and outstanding number of shares of 19,453,000 as of January 10, 2008, and assuming issuance of all 8,000,000 shares upon conversion of convertible debentures and exercise of warrants issued to the investors and the placement agent and registered herewith.

RISK FACTORS

An investment in our shares involves a high degree of risk. Before making an investment decision, you should carefully consider all of the risks described in this prospectus. If any of the risks discussed in this prospectus actually occur, our business, financial condition and results of operations could be materially and adversely affected. If this were to happen, the price of our shares could decline significantly and you may lose all or a part of your investment.   Our forward-looking statements in this prospectus are subject to the following risks and uncertainties. Our actual results could differ materially from those anticipated by our forward-looking statements as a result of the risk factors below. See "Forward-Looking Statements."

Risks Related to Our Business

We have a limited operating history

We have a limited operating history. Prospective investors should be aware of the difficulties encountered by such new enterprises, as we face all of the risks inherent in any new business. These risks include, but are not limited to, competition, the absence of an operating history, the need for additional working capital, and the possible inability to adapt to various economic changes inherent in a market economy. The likelihood of success of the Company must be considered in light of these problems, expenses that are frequently incurred in the operation of a new business and the competitive environment in which we will be operating.

We have incurred significant losses to date and may continue to incur losses.

During the fiscal year ended December 31, 2006, we generated revenues of $2,373,986 and we incurred a net loss of $2,444,609. For the nine month period ended September 30, 2007, we generated revenues of $2,481,838. During that same period we incurred a net loss of $3,486,388. Continuing losses will have an adverse impact on our cash flow and may impair our ability to raise additional capital required to continue and expand our operations.

Our current financial condition has raised doubt regarding our ability to continue as a going concern.

Our ability to continue operating as a going concern will depend on our ability to sell sufficient quantities of our products to generate gross revenues in excess of our required cash expenditures and, thereafter, to generate sufficient funds to allow us to effectuate our business plan. Further, to the extent that funds for our operations and business plan are required that exceed our gross revenues, our ability to continue operating as a going concern will also depend on our ability to obtain sufficient financing, whether in the form of debt or equity. We cannot provide any assurance that we will have sufficient sales or that sufficient financing will be available to us on terms or at times that we may require. Failure in any of these efforts may materially and adversely affect our ability to continue as a going concern.

If we are unable to obtain additional funding, we may have to reduce our business operations.

We anticipate, based on currently proposed plans and assumptions relating to our ability to market and sell our products, that our cash on hand including the proceeds from a recent financing transaction will satisfy our operational and capital requirements for the next two months. However, if we are unable to realize satisfactory revenue in the near future, we will be required to seek additional financing to continue our operations beyond that period. We will also require additional financing to expand into other markets and further develop and market our products. Except for the warrants issued in our recent offerings, we have no current arrangements with respect to any additional financing. Consequently, there can be no assurance that any additional financing on commercially reasonable terms or at all will be available when needed. The inability to obtain additional capital may reduce our ability to continue to conduct business operations. Any additional equity financing may involve substantial dilution to our then existing stockholders. Our future capital requirements will depend upon many factors, including:

•	competing technological and market developments;
•	our ability to establish additional collaborative relationships; and
•	the effect of commercialization activities and facility expansions if and as required.

We have limited financial resources and to date no positive cash flow from operations. There can be no assurance that we will be able to obtain financing on acceptable terms in light of factors such as the market demand for our securities, the state of financial markets generally and other relevant factors. Raising additional funding may be complicated by certain provisions in the securities purchase agreements entered into in connection with our most recent financing.

Our growth strategy depends on our ability to open and operate a significant number of new stores each year, which could strain our resources and cause the performance of our existing stores to suffer.

Our growth largely depends on our ability to open and operate new stores successfully. However, our ability to open new stores is subject to a variety of risks and uncertainties, and we may be unable to open new stores as planned, and any failure to successfully open and operate new stores would have a material adverse effect on our results of operations and on the market price of our common stock. We intend to continue to open a significant number of new stores in future years while remodeling a portion of our existing store base annually. In addition, our proposed expansion will place increased demands on our operational, managerial and administrative resources. These increased demands could cause us to operate our business less effectively, which in turn could cause deterioration in the financial performance of our individual stores and our overall business. To the extent our new store openings are in markets where we already have stores, we may experience reduced net sales in existing stores in those markets.

In addition, as of January 17, 2008, we had signed additional lease commitments for five new stores throughout the United States, totaling in excess of 28 million. Therefore, successful execution of our growth strategy may require that we obtain additional financing, and we cannot assure you that we will be able to obtain that financing on acceptable terms or at all.

If we fail to effectively execute our expansion strategy, we may not be able to successfully open new store locations in a timely manner, if at all, which could have an adverse affect on our net sales and results of operations.

Our ability to open and operate new stores successfully depends on many factors, including, among others, our ability to:

•	identify suitable store locations, the availability of which is outside of our control;

•	negotiate acceptable lease terms, including desired tenant improvement allowances;

•	source sufficient levels of inventory at acceptable costs to meet the needs of new stores;

•	hire, train and retain store personnel;

•	successfully integrate new stores into our existing operations; and

•	identify and satisfy the merchandise preferences of new geographic areas.

In addition, many of our planned new stores are to be opened in regions of the United States in which we currently have few, or no, stores. The expansion into these markets may present competitive, merchandising and distribution challenges that are different from those currently encountered in our existing markets. Any of these challenges could adversely affect our business and results of operations.

Our business is dependent upon our being able to anticipate, identify and respond to changing fashion trends, customer preferences and other fashion-related factors; failure to do so could have a material adverse effect on us.

Customer tastes and fashion trends in the action sports lifestyle market are volatile and tend to change rapidly. Our success depends on our ability to effectively anticipate, identify and respond to changing fashion tastes and consumer preferences, and to translate market trends into appropriate, saleable product offerings in a timely manner. If we are unable to successfully anticipate, identify or respond to changing styles or trends and misjudge the market for our products or any new product lines, our sales may be lower than predicted and we may be faced with a substantial amount of unsold inventory or missed opportunities. In response to such a situation, we may be forced to rely on markdowns or promotional sales to dispose of excess or slow-moving inventory, which could have a material adverse effect on our results of operations.

If we experience delays, difficulties or unanticipated costs in establishing the sales, distribution and marketing capabilities necessary to successfully commercialize our products, we will have difficulty maintaining and increasing our sales.

We are continuing to develop sales, distribution and marketing capabilities. It will be expensive and time-consuming for us to develop a global marketing and sales network. Moreover, we may choose, or find it necessary, to enter into additional strategic collaborations to sell, market and distribute our products. We may not be able to provide adequate incentive to our sales force or to establish and maintain favorable distribution and marketing collaborations with other companies to promote our products. In addition, any third party with whom we have established a marketing and distribution relationship may not devote sufficient time to the marketing and sales of our products thereby exposing us to potential expenses in exiting such distribution agreements. The Company, and any of its third-party collaborators, must also market its products in compliance with federal, state, local and international laws relating to the providing of incentives and inducements. Violation of these laws can result in substantial penalties. If we are unable to successfully motivate and expand our marketing and sales force and further develop our sales and marketing capabilities, or if our distributors fail to promote our products, we will have difficulty maintaining and increasing our sales.

Because we rely on a limited number of suppliers, we may experience difficulty in meeting our customers’ demands for our products in a timely manner or within budget.

We currently purchase our products from a variety of outside sources. Some of these products may only be available to us through a few sources, however, management has identified alternative materials and suppliers should the need arise. We generally do not have long-term agreements with any of our suppliers.

Consequently, in the event that our suppliers delay or interrupt the supply of products for any reason, we could potentially experience higher product costs and longer lead times in order fulfillment.

Our Products May Contain Errors or Defects, which Could Result in Damage to Our Reputation, Lost Revenues, Diverted Development Resources and Increased Service Costs, Warranty Claims and Litigation.

Our products must meet stringent requirements. We warrant to our customers that our products will be free of defect for various periods of time, depending on the product. In addition, certain of our contracts include epidemic failure clauses. If invoked, these clauses may entitle the customer to return or obtain credits for products and inventory, or to cancel outstanding purchase orders even if the products themselves are not defective.

We must develop our products quickly to keep pace with the rapidly changing market, and we have a history of frequently introducing new products. Products and services as sophisticated as ours could contain undetected errors or defects, especially when first introduced or when new models or versions are released. In general, our products may not be free from errors or defects after commercial shipments have begun, which could result in damage to our reputation, lost revenues, diverted development resources, increased customer service and support costs and warranty claims and litigation which could harm our business, results of operations and financial condition.

Our management has limited experience in managing and operating a public company. Any failure to comply or adequately comply with federal securities laws, rules or regulations could subject us to fines or regulatory actions, which may materially adversely affect our business, results of operations and financial condition.

Our current management has limited experience managing and operating a public company and relies in many instances on the professional experience and advice of third parties including our consultants, attorneys and accountants. Failure to comply or adequately comply with any laws, rules, or regulations applicable to our business may result in fines or regulatory actions, which may materially adversely affect our business, results of operations, or financial condition.

If we fail to maintain effective internal controls over financial reporting, the price of our common stock may be adversely affected.

Our internal control over financial reporting may have weaknesses and conditions that need to be addressed, the disclosure of which may have an adverse impact on the price of our common stock.  We are required to establish and maintain appropriate internal controls over financial reporting.  Failure to establish those controls, or any failure of those controls once established, could adversely impact our public disclosures regarding our business, financial condition or results of operations.  In addition, management's assessment of internal controls over financial reporting may identify weaknesses and conditions that need to be addressed in our internal controls over financial reporting or other matters that may raise concerns for investors.  Any actual or perceived weaknesses and conditions that need to be addressed in our internal control over financial reporting, disclosure of management's assessment of our internal controls over financial reporting or disclosure of our public accounting firm's attestation to or report on management's assessment of our internal controls over financial reporting may have an adverse impact on the price of our common stock.

Standards for compliance with Section 404 of the Sarbanes-Oxley Act of 2002 are uncertain, and if we fail to comply in a timely manner, our business could be harmed and our stock price could decline.

Rules adopted by the SEC pursuant to Section 404 of the Sarbanes-Oxley Act of 2002 require annual assessment of our internal controls over financial reporting, and attestation of our assessment by our independent registered public accounting firm.  Currently, we believe these two requirements will apply to our annual reports for fiscal 2008 and 2009, respectively.  The standards that must be met for management to assess the internal controls over financial reporting as effective are evolving and complex, and require significant documentation, testing, and possible remediation to meet the detailed standards.  We expect to incur significant expenses and to devote resources to Section 404 compliance during fiscal 2008 and on an ongoing basis.  It is difficult for us to predict how long it will take to complete the assessment of the effectiveness of our internal control over financial reporting for each year and to remediate any deficiencies in our internal control over financial reporting. As a result, we may not be able to complete the assessment and remediation process on a timely basis.  In addition, the attestation process by our independent registered public accounting firm is new and we may encounter problems or delays in completing the implementation of any requested improvements and receiving an attestation of our assessment by our independent registered public accounting firm.  In the event that our Chief Executive Officer, Chief Financial Officer or independent registered public accounting firm determine that our internal control over financial reporting is not effective as defined under Section 404, we cannot predict how regulators will react or how the market prices of our shares will be affected; however, we believe that there is a risk that investor confidence and share value may be negatively impacted.

Public company compliance may make it more difficult to attract and retain officers and directors.

The Sarbanes-Oxley Act of 2002 and new rules subsequently implemented by the SEC have required changes in the corporate governance practices of public companies. As a public company, we expect these new rules and regulations to increase our compliance costs in 2008 and beyond and to make certain activities more time consuming and costly. As a public company, we also expect that these new rules and regulations may make it more difficult and expensive for us to obtain and maintain director and officer liability insurance and we may be required to accept reduced policy limits and coverage or incur substantially higher costs to obtain the same or similar coverage. As a result, it may be more difficult for us to attract and retain qualified persons to serve on our board of directors or as executive officers.

If we cannot compete effectively, we will lose business.

The market for our products, services and solutions is positioned to become competitive. There are technological and marketing barriers to entry, but we cannot guarantee that the barriers we are capable of producing will be sufficient to defend the market share we wish to gain against future competitors. The principal competitive factors in this market include:

•	Ongoing development of enhanced technical features and benefits;
•	Reductions in the manufacturing cost of competitors’ products;
•	The ability to maintain and expand distribution channels;
•	Brand name;
•	The ability to deliver our products to our customers when requested;
•	The timing of introductions of new products and services; and
•	Financial resources.

These and other prospective competitors have substantially greater resources, more customers, longer operating histories, greater name recognition and more established relationships in the industry. As a result, these competitors may be able to develop and expand their networks and product offerings more quickly, devote greater resources to the marketing and sale of their products and adopt more aggressive pricing policies. In addition, these competitors have entered and will likely continue to enter into business relationships to provide additional products competitive to those we provide or plan to provide.

Risks Relating to Our Current Financing Arrangements:

The variable price feature of our convertible debentures could require us to issue a substantially greater number of shares, which will cause dilution to our existing stockholders.

On December 3, 2007, we issued to a number of accredited investors our 5% Senior Secured Convertible Debentures in the principal amount of $3,000,000. The entire principal amount under the Debentures is due and payable 30 months after the closing date.  Interest payments will be payable in cash quarterly commencing on March 1, 2008.  In addition, we are required to make 18 equal monthly principal cash payments of the then unconverted principal balance commencing November 2008. We may elect to make such interest or principal payments in shares of common stock provided, generally, that we are not in default under the Debentures and there is then in effect a registration statement with respect to the shares issuable upon conversion of the Debentures or in payment of interest due thereunder.  If we elect to make interest payments in common stock, the conversion rate will be the lesser of (a) $0.75 or (b) 88% of the lesser of (i) the average of the volume weighted average price for the ten consecutive trading days ending immediately prior to the applicable date a payment is due.

If we are unable to make payments in cash, we must make those payments in shares of our common stock at a discount to the market price of our common stock. The number of shares we will be required to issue upon conversion of the notes will increase if the market price of our stock decreases.

The lower the stock price, the greater the number of shares issuable under the convertible debentures.

If we elect to make periodic principal and interest payments in stock in lieu of cash (or are unable to make cash payments), the number of shares issuable upon conversion of the convertible debentures is determined by the market price of our common stock prevailing at the time of each conversion. The lower the market price, the greater the number of shares issuable under the debentures. Upon issuance of the shares, to the extent that holders of those shares will attempt to sell the shares into the market, these sales may further reduce the market price of our common stock. This in turn will increase the number of shares issuable under the agreement. This may lead to an escalation of lower market prices and ever greater numbers of shares to be issued. A larger number of shares issuable at a discount to a continuously declining stock price will expose our stockholders to greater dilution and a reduction of the value of their investment.

The issuance of our stock upon conversion of the convertible debentures could encourage short sales by third parties, which could contribute to the future decline of our stock price and materially dilute existing stockholders' equity and voting rights.

The convertible debentures have the potential to cause significant downward pressure on the price of our common stock. This is particularly the case if the shares issued upon conversion and placed into the market exceed the market's ability to absorb the increased number of shares of stock. Such an event could place further downward pressure on the price of our common stock. The opportunity exists for short sellers and others to contribute to the future decline of our stock price. If there are significant short sales of our stock, the price decline that would result from this activity will cause the share price to decline more so, which, in turn, may cause long holders of the stock to sell their shares thereby contributing to sales of stock in the market. If there is an imbalance on the sell side of the market for the stock, our stock price will decline. If this occurs, the number of shares of our common stock that is issuable upon conversion of the debentures will increase, which will materially dilute existing stockholders' equity and voting rights.

Risks relating principally to our common stock and its market value:

Our stock price may be volatile.

The market price of our common stock is likely to be highly volatile and could fluctuate widely in price in response to various factors, many of which are beyond our control, including:

•	technological innovations or new products and services by us or our competitors;

•	additions or departures of key personnel;

•	sales of our common stock;

•	our ability to integrate operations, technology, products and services;

•	our ability to execute our business plan;

•	operating results below expectations;

•	loss of any strategic relationship;

•	industry developments;

•	economic and other external factors; and

•	period-to-period fluctuations in our financial results.

You may consider any one of these factors to be material. Our stock price may fluctuate widely as a result of any of the above listed factors. In addition, the securities markets have from time to time experienced significant price and volume fluctuations that are unrelated to the operating performance of particular companies. These market fluctuations may also materially and adversely affect the market price of our common stock.

We have not paid dividends on our common stock in the past and do not expect to pay dividends in the foreseeable future. Any return on investment may be limited to the value of our common stock.

We have never paid cash dividends on our common stock and do not anticipate paying cash dividends in the foreseeable future. The payment of dividends on our common stock will depend on earnings, financial condition and other business and economic factors affecting it at such time as the board of directors may consider relevant. If we do not pay dividends, our common stock may be less valuable because a return on your investment will only occur if our stock price appreciates.

Our stock is deemed to be penny stock.

Our stock is currently traded on the OTC Bulletin Board and is subject to the "penny stock rules" adopted pursuant to Section 15 (g) of the Securities Exchange Act of 1934, as amended, or Exchange Act. The penny stock rules apply to non-NASDAQ companies whose common stock trades at less than $5.00 per share or which have tangible net worth of less than $5,000,000 ($2,000,000 if the company has been operating for three or more years). Such rules require, among other things, that brokers who trade "penny stock" to persons other than "established customers" complete certain documentation, make suitability inquiries of investors and provide investors with certain information concerning trading in the security, including a risk disclosure document and quote information under certain circumstances. Penny stocks sold in violation of the applicable rules may entitle the buyer of the stock to rescind the sale and receive a full refund from the broker.

Many brokers have decided not to trade "penny stock" because of the requirements of the penny stock rules and, as a result, the number of broker-dealers willing to act as market makers in such securities is limited. In the event that we remain subject to the "penny stock rules" for any significant period, there may develop an adverse impact on the market, if any, for our securities. Because our securities are subject to the "penny stock rules," investors will find it more difficult to dispose of our securities. Further, for companies whose securities are traded in the OTC Bulletin Board, it is more difficult: (i) to obtain accurate quotations, (ii) to obtain coverage for significant news events because major wire services, such as the Dow Jones News Service, generally do not publish press releases about such companies, and (iii) to obtain needed capital.

FORWARD-LOOKING STATEMENTS

Our representatives and we may from time to time make written or oral statements that are "forward-looking," including statements contained in this prospectus and other filings with the Securities and Exchange Commission, reports to our stockholders and news releases. All statements that express expectations, estimates, forecasts or projections are forward-looking statements within the meaning of the Act. In addition, other written or oral statements which constitute forward-looking statements may be made by us or on our behalf. Words such as "expects," "anticipates," "intends," "plans," "believes," "seeks," "estimates," "projects," "forecasts," "may," "should," variations of such words and similar expressions are intended to identify such forward-looking statements. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions which are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in or suggested by such forward-looking statements. We undertake no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise. Important factors on which such statements are based are assumptions concerning uncertainties, including but not limited to uncertainties associated with the following:

(a) volatility or decline of our stock price;

(b) potential fluctuation in quarterly results;

(c) our failure to earn revenues or profits;

(d) inadequate capital and barriers to raising the additional capital or to obtaining the financing needed to implement its business plans;

(e) inadequate capital to continue business;

(f) changes in demand for our products and services;

(g) rapid and significant changes in markets;

(h) litigation with or legal claims and allegations by outside parties;

(i) insufficient revenues to cover operating costs.

USE OF PROCEEDS

We will receive no proceeds from the sale of shares of common stock offered by the selling security holders herewith. However, we will generate proceeds from the cash exercise of the warrants, if any. We intend to use those proceeds for general corporate purposes.

MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION

Forward-Looking Statements

The information herein contains forward-looking statements. All statements other than statements of historical fact made herein are forward looking. In particular, the statements herein regarding industry prospects and future results of operations or financial position are forward-looking statements. These forward-looking statements can be identified by the use of words such as “believes,” “estimates,” “could,” “possibly,” “probably,” anticipates,” “projects,” “expects,” “may,” “will,” or “should” or other variations or similar words. No assurances can be given that the future results anticipated by the forward-looking statements will be achieved. Forward-looking statements reflect management’s current expectations and are inherently uncertain. Our actual results may differ significantly from management’s expectations.

The following discussion and analysis should be read in conjunction with our financial statements, included herewith. This discussion should not be construed to imply that the results discussed herein will necessarily continue into the future, or that any conclusion reached herein will necessarily be indicative of actual operating results in the future. Such discussion represents only the best present assessment of our management.

History

On October 26, 2007, the Company, Adrenalina, the Company’s wholly-owned subsidiary ("Merger Sub") and LQD Adrenalina, LLC, a privately-held limited liability company headquartered in Miami, Florida, and its subsidiaries, entered into an Acquisition Agreement and Plan of Merger pursuant to which the Company, through its wholly-owned subsidiary, Merger Sub, acquired LQD Adrenalina, LLC in exchange for 18,000,000 shares of the Registrant's common stock which were issued to the members of LQD Adrenalina, LLC. Immediately after the acquisition was consummated and further to the Agreement, the four largest shareholders of Basic Services, Inc.~~,~~ cancelled 9,773,750 shares of the Registrant's Common Stock held by them. The transaction contemplated by the Agreement was intended to be a "tax-free" reorganization pursuant to the provisions of Section 351 and 368(a)(1)(A) of the Internal Revenue Code of 1986, as amended.

For accounting purposes, this transaction was being accounted for as a reverse merger, since the stockholders of Adrenalina own a majority of the issued and outstanding shares of common stock of the Registrant, and the directors and executive officers of Adrenalina became the directors and executive officers of the Registrant. As a consequence the historical financial information presented herein represents that of our wholly-owned subsidiary, LQD Adrenalina LLC.

Results of Operations

Three Months Ended September 30, 2007 Compared to the Three Months Ended September 30, 2006

Prior to October 2006, the Company did not have retail sales from store #1 located in Orlando, Florida. The results of operations for the three months ended September 30, 2007 include retail sales of $675,600 and related cost of goods sold of $468,400 resulting in a net increase in operating revenues of $207,200.

Net Revenues. Net revenues for the three months ended September 30, 2007 increased $440,400 or 89.5% as compared to the same three month period in 2006, primarily due to the retail operations. Revenues from the retail store amounted to $675,600 for the three months ended September 30, 2007 as compared to $0 for the three months ended September 30, 2006. Revenues from advertising and publishing amounted to $226,200 and $30,700 for the three months ended September 30, 2007 as compared to $447,000 and $45,000 for the three months ended September 30, 2006; resulting in a total decrease of $235,200 in advertising and publishing revenue from the same three month period in 2006. This decrease is attributable to the discontinuation of a third-party advertising contract during March 2007, because we wanted to increase our advertising time for the store and other “Adrenalina” products.

Gross Margin. Gross Margin for the three months ended September 30, 2007 increased $364,800 from $1,700 for the three months ended September 30, 2006. Our gross margin percentage increased to 39.3% for the three months ended September 30, 2007 from 0.3% for the three months ended September 30, 2006. The change in our gross margin is due to an increase in sales of advertising time to third-parties during the three months ended September 30, 2007 and higher margins generated from retail sales. During the three months ended September 30, 2007 the gross margins for retail sales and advertising revenues were 30.7% and 78.3% as compared to 0% and 23.7% for the three months ended September 30, 2006.

Payroll and Employee Benefits. Payroll and employee benefits increased from $201,400 for the three months ended September 30, 2006 to $541,600 for the three months ended September 30, 2007, an increase of 340,200 or 168.9%. This increase is primarily attributable to the additional employees to support the retail operations and the hiring of personnel to support the current and anticipated increase in the overall level of operations.

Selling, General and Administrative Expenses. Selling, general and administrative expenses for the three months ended September 30, 2007 increased to $1,381,200 as compared to $492,700 for the three months ended September 30, 2006, resulting in an increase of $888,600 or 180.3%. This increase is primarily attributable to an increase in payroll and employee benefits of $340,200; an increase in operations related to our magazines of $202,400; an increase in rent expense of $125,500; and an increase in professional fees of $72,000.

Net Loss. The net loss from operations for the three months ended September 30, 2007 increased to $1,262,300 from $655,100 for the three months ended September 30, 2006, an increase of $607,200 or 92.7%.

Nine Months Ended September 30, 2007 Compared to the Nine Months Ended September 30, 2006

Prior to October 2006, the Company did not have retail sales from store #1 located in Orlando, Florida. The results of operations for the nine months ended September 30, 2007 include retail sales of $1,647,400 and related cost of goods sold of $947,100 resulting in a net increase in gross margin of $700,300.

Net Revenues. Net revenues for the nine months ended September 30, 2007 increased $995,200 or 66.9% as compared to the same nine month period in 2006, primarily due to the retail operations. Revenues from the retail store amounted to $1,647,400 for the nine months ended September 30, 2007 as compared to $0 for the nine months ended September 30, 2006. Revenues from advertising and publishing amounted to $702,600 and $131,900 for the nine months ended September 30, 2007 as compared to $1,341,200 and $145,500 for the nine months ended September 30, 2006; resulting in a total decrease of $652,200 in advertising and publishing revenue from the same nine month period in 2006. This decrease is attributable to the discontinuation of a third-party advertising contract during March 2007, because we wanted to increase our advertising time for the store and other “Adrenalina” products.

Gross Margin. Gross Margin for the nine months ended September 30, 2007 increased $62,600 from $623,600 for the nine months ended September 30, 2006. Our gross margin percentage decreased to 27.6% for the nine months ended September 30, 2007 from 41.9% for the nine months ended September 30, 2006. The change in our gross margin is due to a decrease in sales of advertising time to third-parties and greater retail sales, that generate lower margins. During the nine months ended September 30, 2007 the gross margins for retail sales and advertising revenues were 42.6% and 19.3% as compared to 0% and 52.8% for the nine months ended September 30, 2006.

Payroll and Employee Benefits. Payroll and employee benefits increased from $642,000 for the nine months ended September 30, 2006 to $1,535,900 for the nine months ended September 30, 2007, an increase of 893,900 or 139.1%. This increase is primarily attributable to the additional employees to support the retail operations and the hiring of personnel to support the current and anticipated increase in the overall level of operations.

Selling, General and Administrative Expenses. Selling, general and administrative expenses for the nine months ended September 30, 2007 increased to $3,437,900 as compared to $1,563,400 for the nine months ended September 30, 2006, resulting in an increase of $1,215,500 or 77.7%. This increase is primarily attributable to an increase in payroll and employee benefits of $893,900; an increase in advertising expense of $129,600; and an increase in professional fees of $129,500 for the same nine month period ended September 30, 2006.

Net Loss. The net loss from operations for the nine months ended September 30, 2007 increased to $3,486,400 from $1,403,400 for the nine months ended September 30, 2006, an increase of $2,083,000 or 148.4%.

Year Ended December 31, 2006 Compared to the Year Ended December 31, 2005

During October 2006, the Company opened its first retail store in Orlando, Florida. The results of operations for the year ended December 31, 2006 include retail sales of $422,900 and related cost of goods sold of $215,200 resulting in a net increase in gross margin of $207,700.

Net Revenues. Net revenues for the year ended December 31, 2006 increased $1,138,000 or 92.1% as compared to the period during 2005, primarily due to the retail operations and sales of advertising time on the Company’s television show “Adrenalina”. Revenues from the retail store amounted to $422,900 for the year ended December 31, 2006 as compared to $0 for the year ended December 31, 2005. Revenues from advertising and publishing amounted to $1,788,300 and $162,800 for the year ended December 31, 2006 as compared to $1,221,900 and $14,200 for the year ended December 31, 2005; resulting in a total increase of $715,100 in advertising and publishing revenue from the same period in 2005. This increase is attributable an increase in sales of advertising time to third parties and the release of the Company’s first issue of Extremo Surf.

Gross Margin. Gross Margin for the year ended December 31, 2006 decreased $279,000 from $852,700 for the year ended December 31, 2005. Our gross margin percentage decreased to 24.2% for the year ended December 31, 2006 from 68.9% for the year ended December 31, 2005. The change in our gross margin is due to an increase in licensing fees paid to broadcasters for advertising space purchased on our television show and greater retail sales that generate lower margins. During the year ended December 31, 2006 the gross margins for retail sales and advertising revenues were 44.1% and 66.6% as compared to 0% and 70.9% for the year ended December 31, 2005.

Payroll and Employee Benefits. Payroll and employee benefits increased from $685,200 for the year ended December 31, 2006 to $1,262,700 for the year ended December 31, 2006, an increase of $577,500 or 84.2%. This increase is primarily attributable to the additional employees to support the retail operations and the hiring of personnel to support the current and anticipated increase in the overall level of operations.

Selling, General and Administrative Expenses. Selling, general and administrative expenses for the year ended December 31, 2006 increased to $2,973,300 as compared to $1,064,100 for the year ended December 31, 2005, resulting in an increase of $1,909,200 or 179.4%. This increase is primarily attributable to an increase in payroll and employee benefits of $577,500; an increase of professional fees of $299,600; an increase in rent expense of $245,000; an increase in advertising expense of $85,300; and an increase in repairs and maintenance of $58,800 for the same period ended December 31, 2005.

Net Loss. The net loss from operations for the year ended December 31, 2006 increased to $1,849,400 from $595,200 for the year ended December 31, 2005, an increase of $1,254,200 or 210.7%.

Plan of Operation

Management does not believe that the Company will be able to generate any significant profit during the coming year. Management believes developmental and marketing costs will most likely exceed any anticipated revenues for the coming year. Management believes the Company can sustain itself for the next twelve months, under its current business model however, Management is currently seeking additional outside funding to keep the business operational beyond 2008. In the event the Company requires additional funds, the Company will have to seek loans or equity placements to cover such cash needs. There is no assurance additional capital will be available to the Company on acceptable terms.

Liquidity and Capital Resources

As of September 30, 2007, the Company's current liabilities exceeded its current assets by $1,681,830.

As of September 30, 2007, the Company has cash and cash equivalents of $6,427 and net accounts receivable of $19,258. The lack of available cash to the Company has an adverse impact on the Company's liquidity, activities and operations. Without realization of additional capital, it would be unlikely for the Company to execute its business plan. Management is seeking additional working capital through additional debt or equity private placements, additional notes payable to banks or related parties, or from other available funding sources at market rates of interest, or a combination of these. The ability to raise necessary financing will depend on many factors, including the economic and market conditions prevailing at the time financing is sought. No assurances can be given that any necessary financing can be obtained on terms favorable to the Company, if at all.

Although on December 3, 2007, we issued to a number of accredited investors our 5% Senior Secured Convertible Debentures in the principal amount of $3,000,000, most of the proceeds of that offering have already been used in connection with new store openings. As of January 17, 2008, we had signed additional lease commitments for five new stores throughout the United States totaling in excess of $28 million. Without additional funding, and the rapid generation of significant cash flow from operations, we will likely be unable to meet these commitments and we may have to curtail our operations within the next three to four months. We are looking for additional funding which may or may not become available to us on acceptable terms. Any such funding may be in the form of equity and/or debt financing and will likely dilute the ownership interest of our current shareholders.

Net cash flows used in operating activities for the nine months ended September 30, 2007 were $3,904,400, as compared to net cash used in operating activities of $1,881,700 for the nine months ended September 30, 2006. For the nine months ended September 30, 2007, our net loss amounted to $3,486,400, which included a non-cash adjustment due to depreciation and amortization of $734,700. Changes in assets and liabilities used $1,198,200 in cash. For the nine months ended September 30, 2006, our net loss amounted to $1,403,400, which included a non-cash adjustment due to depreciation and amortization of $463,600. Changes in assets and liabilities used $941,800 in cash.

Net cash flows used in operating activities for the year ended December 31, 2006 were $3,195,200, as compared to net cash used in operating activities of $819,100 for the year ended December 31, 2006. For the year ended December 31, 2006, our net loss amounted to $2,444,600, which included a non-cash adjustment due to depreciation and amortization of $662,700 and an impairment loss on the write-down of intangible assets of $97,500. Changes in assets and liabilities used $1,510,800 in cash. For the year ended December 31, 2005, our net loss amounted to $575,200, which included a non-cash adjustment due to depreciation and amortization of $383,900. Changes in assets and liabilities used $607,700 in cash.

Net cash flows used in investing activities for the nine months ended September 30, 2007 were $278,100 as compared to $3,093,900 for the nine months ended September 30, 2006. For the nine months ended September 30, 2007 we purchased $1,038,900 of purchase of property and equipment partially off-set by cash received through the repayment of a related party note of $760,800. For the nine months ended September 30, 2006 we purchased $1,655,100 of purchase of property and equipment and issued a related party note of $1,438,800.

Net cash flows used in investing activities for the year ended December 31, 2006 $1,495,500 as compared to $790,600 for the year ended December 31, 2005. For the year ended December 31, 2006 and 2005 our net cash used in investing activities was attributable to the purchase of property and equipment.

Net cash flows provided by financing activities for the nine months ended September 30, 2007 were $3,891,200 which were provided though a related party advance, as compared to $4,498,500 for the nine months ended September 30, 2006 which were provided by the funding of membership interest in the Company.

Net cash flows for provided by financing activities the year ended December 31, 2006 were $4,199,200 as compared to $2,399,000 for the year ended December 31, 2005. For the year ended December 31, 2006 $5,723,500 in cash was provided in contributed capital and the funding of membership interest in the Company partially off-set through the issuance and repayment of related party debt of $1,524,300. For the year ended December 31, 2005 $2,399,000 in cash was provided though contributed capital.

Critical Accounting Policies

The Company’s consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America. The preparation of these financial statements requires us to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses, and related disclosure of contingent assets and liabilities. We have also adopted certain policies with respect to our recognition of revenue that we believe are consistent with the guidance provided under SEC Staff Accounting Bulletin No. 104.

The Company bases its estimates on historical experience and on various other assumptions that are believed to be reasonable under the circumstances, the results of which form the basis of making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions, however, in the past the estimates and assumptions have been materially accurate and have not required any significant changes. Specific sensitivity of each of the estimates and assumptions to change based on other outcomes that are reasonably likely to occur and would have a material effect is identified individually in each of the discussions of the critical accounting policies described below. Should the Company experience significant changes in the estimates or assumptions which would cause a material change to the amounts used in the preparation of the Company’s consolidated financial statements, material quantitative information will be made available to investors as soon as it is reasonably available.

The Company believes the following critical accounting policies, among others, affect the Company’s more significant judgments and estimates used in the preparation of the Company’s consolidated financial statements:

Accounts Receivable. Accounts receivable represent amounts currently due to the Company under contractual obligations or for services performed. When necessary, the Company evaluates and maintains an allowance for these accounts to cover anticipated losses or when the receivables become greater than 90-days past due.

Retail Merchandise. The Company’s retail inventories are comprised of extreme sports and adventure life-style equipment and clothing. It is valued at the lower of cost or market using the weighted average cost method computed on a first-in, first-out (“FIFO”) method. These costs include the direct purchase price of merchandise inventory and shipping costs.

Film Costs. Film costs included in inventory include the cost of completed television episodes, completed and unreleased episodes and development pre-production costs, all reflected at the lower of cost, less accumulated amortization, or fair value.

Property and Equipment. Property and equipment are stated at cost, less accumulated depreciation and amortization. Depreciation and amortization are provided using the straight line method over the estimated useful lives of the related assets or over the lesser of the term of the lease or the estimated useful life of the assets under lease. Normal repairs and maintenance are expensed as incurred whereas significant improvements which materially increase values or extend useful lives are capitalized and depreciated over the remaining estimated useful lives of the related assets.

Intangible Assets. As a creator and distributor of branded information and copyrighted products, LQD has a significant number of intangible assets, television libraries, copyrighted products and trademarks. In accordance with generally accepted accounting principles, the Company does not recognize the fair value of internally generated intangible assets. Costs incurred to create and produce copyrighted product, such as television series, generally are either expensed as incurred or capitalized as tangible assets. As such, costs incurred to create or extend brands, such as magazine titles, generally result in losses over an extended development period arid are recognized as a reduction of income as incurred, while any corresponding brand value created is not recognized as an intangible asset on the consolidated balance sheet. However, intangible assets acquired, or as part of business combinations, accounted for under the purchase method of accounting, arc recorded at fair value on the Company's consolidated balance sheet

Leases. The Company leases its main office, warehouse and store locations, which are accounted for under the provisions of SFAS No. 13, Accounting for Leases, and subsequent amendments, which require that leases be evaluated and classified as operating or capital leases for financial reporting purposes.

Revenue Recognition. Revenues are recognized by the Company in each of the areas where it is active as follows:

Entertainment. Television series are produced for foreign or domestic cable and syndicated television markets. Revenues from the distribution of television product are recognized when the films or series are available to telecast, except for barter advertising agreements where the recognition of revenue is deferred until the related advertisements are exhibited.

Cable and syndicated television licensing agreements are routinely entered into in advance of the available telecast dates. Agreements may include rights to receive cash barter advertising time. For cash contracts, the related revenues are not recognized until product is available for telecast under the contractual terms of the related license agreement. For television barter arrangements, the related revenues are not recognized until the product is available for telecast and the advertising spots received under such contracts are sold to third parties and aired.

Film costs include the unamortized cost of completed television episodes, television series in production or initial development. Film costs are stated at the lower of cost, less accumulated amortization, or fair value.

In the normal course of operations the Company enters into barter transactions whereby it exchanges programming product for advertising time that it can use or resell. The advertising time is provided by broadcasting companies in the United States and Central and South America. These transactions are valued at the fair value of the related programming product based on comparable arrangements in the broadcast areas. These transactions are accounted for at the time the programming is broadcast and the advertising is used.

Retail. Revenue from retail store sales is recognized when merchandise is sold and delivered to the customer.

Publishing. Magazine advertising revenues are recognized at the magazine cover date. Magazine sales revenues are primarily generated from bulk orders from retail outlets such as newsstands, supermarkets and convenience stores. Revenues from these sales are recorded when the magazines are placed with the vendor, because all sales are final and there is no right of return for unsold copies.

Gift Cards. Cash received from the sale of gift cards is recorded as a liability, and revenue is recognized upon the redemption of the gift card or when it is determined that the likelihood of redemption is remote.

Advertising Costs. The Company expenses advertising costs when incurred.

Recently Issued Accounting Pronouncements

In June 2006, the EITF reached a consensus on Issue No. 06-3 (“EITF 06-3”), “Disclosure Requirements for Taxes Assessed by a Governmental Authority on Revenue-Producing Transactions.” The consensus allows companies to choose between two acceptable alternatives based on their accounting policies for transactions in which the company collects taxes on behalf of a governmental authority, such as sales taxes. Under the gross method, taxes collected are accounted for as a component of sales revenue with an offsetting expense. Conversely, the net method allows a reduction to sales revenue. If such taxes are reported gross and are significant, companies should disclose the amount of those taxes. The guidance should be applied to financial reports through retrospective application for all periods presented, if amounts are significant, for interim and annual reporting beginning after December 15, 2006. We adopted the provisions of this EITF and account for the collection of sales taxes using the net method. The implementation of EITF 06-3 did not have a material effect on our consolidated financial statements.

In September 2006, the staff of the SEC issued SAB 108 which provides interpretive guidance on how the effects of the carryover or reversal of prior year misstatements should be considered in quantifying a current year misstatement.  SAB 108 became effective in fiscal 2007.  The adoption of this pronouncement did not have a material impact on the accompanying consolidated financial statements.

In September 2006, the FASB issued SFAS No. 157, “Fair Value Measurements” (“SFAS 157”).  SFAS 157 defines fair value, establishes a framework for measuring fair value and expands disclosure of fair value measurements.  SFAS 157 applies under other accounting pronouncements that require or permit fair value measurements and accordingly, does not require any new fair value measurements.  SFAS 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007.  The adoption of SFAS 157 is not expected to have a material effect on our consolidated financial position, results of operations or cash flows.

In November 2006, the EITF reached a final consensus in EITF Issue 06-6 “Debtor’s Accounting for a Modification (or Exchange) of Convertible Debt Instruments” (“EITF 06-6”).  EITF 06-6 addresses the modification of a convertible debt instrument that changes the fair value of an embedded conversion option and the subsequent recognition of interest expense for the associated debt instrument when the modification does not result in a debt extinguishment pursuant to EITF 96-19, “Debtor’s Accounting for a Modification or Exchange of Debt Instruments.”  The consensus should be applied to modifications or exchanges of debt instruments occurring in interim or annual periods beginning after November 29, 2006.  The adoption of this pronouncement did not have an effect on the accompanying consolidated financial statements.

In November 2006, the FASB ratified EITF Issue No. 06-7, “Issuer’s Accounting for a Previously Bifurcated Conversion Option in a Convertible Debt Instrument When the Conversion Option No Longer Meets the Bifurcation Criteria in FASB Statement No. 133, Accounting for Derivative Instruments and Hedging Activities” (“EITF 06-7”). At the time of issuance, an embedded conversion option in a convertible debt instrument may be required to be bifurcated from the debt instrument and accounted for separately by the issuer as a derivative under SFAS 133, based on the application of EITF 00-19. Subsequent to the issuance of the convertible debt, facts may change and cause the embedded conversion option to no longer meet the conditions for separate accounting as a derivative instrument, such as when the bifurcated instrument meets the conditions of EITF 00-19 to be classified in stockholders’ equity. Under EITF 06-7, when an embedded conversion option previously accounted for as a derivative under SFAS 133 no longer meets the bifurcation criteria under that standard, an issuer shall disclose a description of the principal changes causing the embedded conversion option to no longer require bifurcation under SFAS 133 and the amount of the liability for the conversion option reclassified to stockholders’ equity. EITF 06-7 should be applied to all previously bifurcated conversion options in convertible debt instruments that no longer meet the bifurcation criteria in SFAS 133 in interim or annual periods beginning after December 15, 2006, regardless of whether the debt instrument was entered into prior or subsequent to the effective date of EITF 06-7. Earlier application of EITF 06-7 is permitted in periods for which financial statements have not yet been issued. The adoption of this pronouncement did not have an effect on the accompanying consolidated financial statements.

On February 15, 2007, the FASB issued SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities” (“SFAS 159”).  The guidance in SFAS 159 “allows” reporting entities to “choose” to measure many financial instruments and certain other items at fair value.  The objective underlying the development of this literature is to improve financial reporting by providing reporting entities with the opportunity to reduce volatility in reported earnings that results from measuring related assets and liabilities differently without having to apply complex hedge accounting provisions, using the guidance in SFAS 133, as amended. The provisions of SFAS 159 are applicable to all reporting entities and are effective as of the beginning of the first fiscal year that begins subsequent to November 15, 2007.  The adoption of SFAS 159 is not expected to have a material effect on our consolidated financial position, results of operations or cash flows.

In June 2007, the EITF reached a consensus on EITF Issue No. 06-11, “Accounting for Income Tax Benefits on Dividends on Share-Based Payment Awards” (“EITF 06-11”). EITF 06-11 addresses share-based payment arrangements with dividend protection features that entitle employees to receive (a) dividends on equity-classified nonvested shares, (b) dividend equivalents on equity-classified nonvested share units, or (c) payments equal to the dividends paid on the underlying shares while an equity-classified share option is outstanding, when those dividends or dividend equivalents are charged to retained earnings under SFAS 123R and result in an income tax deduction for the employer. A realized income tax benefit from dividends or dividend equivalents that are charged to retained earnings are paid to employees for equity-classified nonvested shares, nonvested equity share units, and outstanding equity share options should be recognized as an increase in additional paid in capital. The amount recognized in additional paid-in capital for the realized income tax benefit from dividends on those awards should be included in the pool of excess tax benefits available to absorb potential future tax deficiencies on share-based payments. We do not expect the adoption of this pronouncement to have a material impact on our financial position or results of operation.

Other accounting standards that have been issued or proposed by the FASB or other standards-setting bodies that do not require adoption until a future date are not expected to have a material impact on our consolidated financial statements upon adoption.

Off-Balance Sheet Arrangements

We do not have any off balance sheet arrangements that are reasonably likely to have a current or future effect on our financial condition, revenues, results of operations, liquidity or capital expenditures.

BUSINESS

History

The Company was incorporated in Nevada on March 28, 2007, under the name Basic Services, Inc. as a spin-off of Eaton Laboratories, Inc. Eaton Laboratories was purchased by Hydrogen Hybrid Technologies on March 30, 2007. Initially, the Company was a developmental stage with plans to produce generic pharmaceutical products through contract laboratories and contract manufacturing facilities, for pharmaceutical products that have lost their innovator patent(s).

On October 26, 2007, the Company, Adrenalina, a Nevada corporation and a wholly-owned subsidiary of the Company ("Merger Sub" or "Dissolving Corporation") and LQD Adrenalina, LLC and it subsidiaries ("ADRE"), a privately-held Limited Liability Company headquartered in Miami, Florida, entered into a Acquisition Agreement and Plan of Merger (collectively the "Agreement") pursuant to which the Company, through its wholly-owned subsidiary, Merger Sub, acquired ADRE in exchange for 18,000,000 shares of the Registrant's common stock which were issued to the members of ADRE stock (the "Merger"). Immediately after the Acquisition was consummated and further to the Agreement, the four largest shareholders of Basic Services, Inc. cancelled 9,773,750 shares of the Registrant's Common Stock held by them (the "Cancellation"). The transaction contemplated by the Agreement was intended to be a "tax-free" reorganization pursuant to the provisions of Section 351 and 368(a)(1)(A) of the Internal Revenue Code of 1986, as amended.

As a result of the Merger and the exchange of ownership interest, the previous members of ADRE were issued approximately 94% of Basic Services, Inc.’s, issued and outstanding common stock. This figure is based on the issuance of 18,353,000 common shares issued and outstanding to the members of ADRE in exchange for their membership interest and the issuance of 353,000 unregistered shares of common stock issued as part of a referral fee for the introduction of ADRE to the Company.

Immediately prior to the Merger, the Basic Services, Inc. transferred the all of its existing assets, liabilities and intellectual property, to its two largest shareholders.

In connection with the Merger, on December 13, 2007, the Company changed its name from Basic Services, Inc. to Adrenalina

Business

Adrenalina is a media, retail and entertainment company headquartered in South Florida with regional offices in New York. Adrenalina operates in Latin America and in the Southeastern United States. Adrenalina classifies its business interests in three reportable lines:

•	Retail Sales: extreme sports and adventure themed stores located in regional shopping malls.

•	Entertainment: theatrical and TV film and music production and distribution.

•	Publishing: extreme sports oriented periodical publishing and distribution.

Adrenalina is a retail-entertainment company focused on the nature and wellness lifestyle surrounding outdoor, adventure and extreme sports. Born out of the initial success of the Adrenalina television program, a 30 minute extreme sports and adventure television show that traces its roots to Oceanside, California, the Company has established positioned itself to market its products and services towards extreme sports enthusiasts, both in the United States and throughout Latin America.

This has encouraged the development of Adrenalina "the Extreme Store", which opened in October 2006 at the Florida Mall in the heart of Orlando, Florida. It also encouraged the creation and acquisition of additional complimentary media properties such as "Extremo Surf," a Spanish surf magazine, "What A Duck," an English language surfing lifestyle magazine, "Death and Taxes" Magazine, a perspective created for people who love music, "Help!" Records, a record label which is dedicated to sign upcoming bands, a second format for the "Adrenalina" television show, which spotlights the efforts of extreme sports participants and their cultures throughout Latin America for the United States' English- speaking demographic, and "Adrenalina Films," which will feature stories from within and outside of the world of adventures and extreme sports. These media extensions continue to increase the Company's reach help the Company establish its image as an authentic, dynamic and cutting edge Lifestyle Company among marketers and consumers.

The second Adrenalina store has been opened at the Miami International Mall. The Company plans to open additional stores in 2008 with pending locations such as Tampa, Florida, Denver, Colorado, and Alpharetta, Georgia. Management is currently negotiating various leases for stores to be opened during 2008.

The Concept

Adrenalina "Extreme" Stores are extreme sports and adventure themed retail stores centered around a "FlowRider" surf ride. The stores offer apparel and products used in extreme sports such as surfing, mountain biking skating and skydiving. Apparel includes clothing brands such as Volcom, Hurley, Quiksilver, Billabong, O'Neill, Rip Curl, Rusty, Cult and Reef. Equipment and accessories are available from leading brands such as Marin Bikes, Hoffman Bikes, Felt, Shimano, Sram, GT Bikes, Manitou, Tippman, Dye Precision, No Fear, Fox Racing, Troy Lee Design, Steward Boards, HIC, Rusty Boards, Byrne, Eerie, Gator Wakeboards, Body Glove, Element, Zoo York, and Spitfire

The Company's ultimate goal is to deliver a unique and exciting retail concept. The stores are designed and positioned as a destination for extreme sport enthusiasts of all generations and those who want to learn more about this Lifestyle. In this regard, the store offers dedicated areas which are focused on a particular extreme sport, intimate lounge areas, and the coordination of FlowRider sessions and lessons with qualified instructors, all with the intent of promoting the Adrenalina stores as the place to go, congregate and be seen for all who are interested in extreme sports and its Lifestyle.

We believe that our customers desire merchandise and fashion that is rooted in the action sports lifestyle and reflects their individuality. We strive to keep our merchandising mix fresh by continuously introducing new brands and styles. Our focus on a diverse collection of brands allows us to quickly adjust to changing fashion trends. We believe that our strategic mix of both apparel and hardgoods, including skateboards, snowboards, components and other equipment, allows us to strengthen the potential of the brands we sell and helps to affirm our credibility with our customers. In addition, we supplement our stores with a select offering of private label apparel and products as a value proposition that we believe complements our overall merchandise selection.

The Action Sports Market

We believe that action sports are a permanent and growing aspect of youth culture, reaching not only consumers that actually participate in action sports, but also those who seek brands and styles that fit a desired action sports image. We believe that teens enjoy shopping in malls and purchasing clothing and fashion-related merchandise.

Growth Strategy

We intend to expand our presence as a leading action sports lifestyle retailer by:

Opening New Store Locations.   We believe that the action sports lifestyle has national appeal that provides store expansion opportunities throughout the country. Since October 2007, we have opened one new store. We plan to open approximately seven additional stores in fiscal 2008, including stores in our existing markets and in new markets, to take advantage of what we believe to be a compelling economic store model.

Continuing to Generate Sales Growth through Improved Store Level Productivity.   We seek to maximize our comparable store sales and net sales per square foot by maintaining consistent store-level execution and offering our customers a broad and relevant selection of action sports brands and products. We also intend to continue to expand our brand awareness in an effort to maintain high levels of customer traffic.

Enhancing our Operating Efficiency.   As we continue to expand our business and open new stores, we plan to improve our operating results by taking advantage of economies of scale in purchasing our inventory, leveraging our existing infrastructure and continually optimizing and improving our operations in areas such as inventory and supply chain management. We seek to better leverage our expenses, particularly general corporate overhead and fixed costs such as non-variable occupancy costs, through increases in both comparable store sales and total net sales.

Enhancing our Brand Awareness through Continued Marketing and Promotion.   We believe that a key component of our success is the brand exposure that we receive from our marketing events, promotions and activities that embody the action sports lifestyle. These are designed to assist us in increasing brand awareness in our existing markets and expanding into new markets by strengthening our connection with our target customer base. We believe that our marketing efforts have also been successful in generating and promoting interest in our product offerings. In addition, we use our internet presence, designed to convey our passion for the action sports lifestyle, to increase our brand awareness. We plan to continue to expand our integrated marketing efforts by promoting more events and activities in our existing and new markets.

Retail

Our stores bring the look and feel of an independent specialty shop to the mall by emphasizing the action sports lifestyle through a distinctive store environment and high-energy sales personnel. We seek to staff our stores with store associates who are knowledgeable users of our products, which we believe provides our customers with enhanced customer service and supplements our ability to identify and react quickly to emerging trends and fashions. We design our stores to appeal to teenagers and to serve as a destination for our customers. Most of our stores, which will average approximately 10,000 square feet, featuring couches and action sports oriented video game stations which are intended to encourage our customers to shop for longer periods of time and to interact with each other and our store associates. To increase customer traffic, we generally locate our stores near busy areas of the mall such as food courts, movie theaters, music or game stores and other popular teen retailers. We believe that our distinctive store concept and compelling store economics will provide continued opportunities for growth in both new and existing markets.

The FlowRider

The FlowRider is an in-store device that creates an artificial wave by shooting a compressed two inch thick sheet of water up a soft foam ramp. It simulates the sensation of surfing without entering the sea or ocean.

As part of the Company's goal to provide a truly unique retailing experience, each store features a FlowRider, which will serve as a source of publicity, customer traffic, and direct and indirect revenue to the stores. Management believes that this is the first time that a FlowRider is being installed within a retail store rather than in a water park or cruise ship. The Company has obtained the exclusive rights to have a FlowRider in a retail setting. The FlowRider is an ideal attraction to connect customers with the extremely popular board-riding Lifestyle that includes surfing, body boarding, wakeboarding, skateboarding, kitesurfing and snowboarding to the Company's stores and its offerings.

The FlowRider allows the participants to drop in on their own unbroken wave, feel the power and acceleration, carve a turn, do maneuvers and cut back by using pumps to shoot thin sheets of water over a fabricated padded waveform creating a perpetual wave.

Merchandising

The Adrenalina stores are fully equipped with merchandising from industry leaders as well as new and promising brands offering unique and innovative products. Also Adrenalina has developed and introduced three different brands offering varied product lines under each brand. Adrenalina's signature brand, "Adrenalina", has yielded over $50,000 in sales YTD.

Adrenalina has expanded its apparel, footwear, and accessories categories by acquiring high fashion brands such as Ed Hardy, Jimi Hendrix, Fender, and English Laundry. Currently, the Adrenalina store carries merchandising for apparel, footwear, accessories and many miscellaneous items along with 11 major sports categories: Surf, Skate, BMX, Mountain Bike, Wakeboard, Motocross, Kitesurf, Bodyboard, Skimboarding, Skydive and Paintball.

Adrenalina also manufactures its own brand of products. Its product line includes t-shirts, pants, rash guards, and towels. Adrenalina products are sold through Adrenalina's brick-and-mortar stores and web store offering great prices for outstanding quality goods. The Adrenalina brand allows the Company to generate high sales margins while increasing brand awareness. The brand was introduced simultaneously with the launch of the first store and it has been strongly embraced by our customers.

Adrenalina Television

The Company produces and distributes the Adrenalina television program, a 30 minute extreme sports variety show, with over 130 episodes produced to date. While the original show was produced and distributed in Spanish, primarily targeting the U.S. Hispanic and Latin American markets, the show's success spurred the Company to develop the show in English, in order to capture a more expansive audience. The ratings and distribution for Adrenalina have continuously increased since the show's introduction and currently experiences a high rating in many of its original airing time slots. Adrenalina is currently aired on the entire Fox Sports en Espanol network, which spans from the United States down to Argentina, and a number of other local broadcast outlets within the United States and throughout Latin America. In addition, Adrenalina's new English format airs on Fuel TV, the only 24/7 cable network that celebrates the lifestyle and culture of action sports. Fuel TV was launched in July 2003 and it is powered by FOX. It generates selected programming geared towards the 12-34 male demographic. Fuel TV is currently available in over 20 million homes and growing quickly.

Adrenalina Publishing

"Extremo Surf" magazine is a bi-monthly Spanish language surf magazine, with distribution throughout Latin America and the United States. The magazine has a circulation of 48,000 copies per run. In addition, the magazine has already attracted a number of advertisers in the extreme sports industry including Quiksilver, Reef, Ocean Pacific, and Vans and will continue to expand its relationships while working with the other Adrenalina properties.

"Death and Taxes" is a bi-monthly music/pop-culture magazine. The magazine's focus is on music, film, television, video games, and all pop culture topics in between. Its target readership ranges from ages 17-to-27, with an emphasis on distribution throughout most major cities such as New York, Los Angeles, Chicago, Miami, Seattle, Austin and more; while also concentrating on smaller secondary markets like New Jersey, Orange County, CA, Philadelphia, and Ft. Lauderdale, FL.

Marketing and Advertising

We seek to reach our target customer audience through a multi-faceted marketing approach that is designed to integrate our brand image with  the action sports lifestyle. Our marketing efforts focus on reaching our customers in their environment, and feature extensive grassroots marketing events, which give our customers an opportunity to experience and participate in the action sports lifestyle. Our marketing efforts also incorporate local sporting and music event promotions, advertising in magazines popular with our target market such as snowboarding and skateboarding, interactive contest sponsorships that actively involve our customers with our brands and products. We believe that our immersion in the action sports lifestyle allows us to build credibility with our target audience and gather valuable feedback on evolving customer preferences.

Intellectual Property

We own the following registered U.S. trademarks:

•	Adrenalina

•	Adrenalinatv

•	Extremo Surf

In addition, we have a number of trademark applications pending with the U.S. Patent and Trademark Office.

Regulation

Our in-store FlowRider attractions are subject to periodic inspection and certification by the Florida Department of Agriculture. We are not otherwise subject to any regulation that is peculiar to our business.

Competition

The teenage and young adult retail apparel, hardgoods and accessories industry is highly competitive. We compete with other retailers for vendors, teenage and young adult customers, suitable store locations and qualified store associates and management personnel. In the softgoods markets, which includes apparel, accessories and footwear, we currently compete with other teenage-focused retailers such as Abercrombie & Fitch Co., Aeropostale, Inc., American Eagle Outfitters, Inc., Anchor Blue Clothing Company, Charlotte Russe Inc., Claire’s Stores, Inc., Forever 21, Inc., Hollister Co., Hot Topic, Inc., Old Navy, Inc., Pacific Sunwear of California, Inc., The Buckle, Inc., The Wet Seal, Inc., Urban Outfitters, Inc. and Zumiez, Inc. In addition, in the softgoods markets we compete with independent specialty shops, department stores and direct marketers that sell similar lines of merchandise and target customers through catalogs and e-commerce. In the hardgoods markets, which includes skateboards, snowboards, bindings, components and other equipment, we compete directly or indirectly with the following categories of companies: other specialty retailers that compete with us across a significant portion of our merchandising categories, such as local snowboard and skate shops; large-format sporting goods stores and chains, such as Big 5 Sporting Goods Corporation, Dick’s Sporting Goods, Inc., Sport Chalet, Inc. and The Sports Authority Inc., which operates stores under the brand names Sports Authority, Gart Sports, Oshman’s and Sportmart; and Internet retailers.

Competition in our sector is based on, among other things, merchandise offerings, store location, price and the ability to identify with the customer. We believe that we compete favorably with many of our competitors based on our differentiated merchandising strategy, compelling store environment and deep-rooted culture. However, some of our competitors are larger than we are and have substantially greater financial, marketing and other resources than we do. See “Item 1A Risk Factors. We may be unable to compete favorably in the highly competitive retail industry, and if we lose customers to our competitors, our sales could decrease.”

Employees

Adrenalina currently employs over 50 individuals working on the production of the media properties, and its retail, distribution and apparel divisions.

Description of Property

The Company's corporate headquarters are located at 20855 NE 16 Ave., Suite #C-16, Miami, Florida 33179, and consist of approximately 7,854 square feet of office space. Under the terms of lease which expires March 31, 2009 we pay a monthly rent of $5,504. Commencing April 1, 2008 this amount will be increased to $5,641 until the lease expires.

Legal Proceedings

We are not currently subject to any legal proceedings that may have an adverse impact on our assets or results of operations.

DIRECTORS AND EXECUTIVE OFFICERS

Directors and Executive Officers

The following table sets for the name and age of each director and executive officer, the year first elected as a director and/or executive officer and the position(s) held with the Company:

Name	Age	Position

Ilia Lekach	58	Chairman and Chief Executive Officer
Jeffrey Geller	33	President, Chief Financial Officer, Chief Operating Officer and Director
Yonatan Feldman	31	Chief Technology Officer
Jonathan Abenhaim	30	Senior Vice President-Media Operations
Joseph Bouhadana	37	Director
Bryan Feldman	23	Director

Ilia Lekach has been Chairman and Chief Executive Officer of LQD Adrenalina since February 2007. From 1994 to 2007 Mr. Lekach was Chief Executive Officer of Parlux Fragrances, a manufacturer and distributor of prestige fragrances and beauty related products. He studied Industrial Engineering at Louisiana State University for two years; then transferred to the University of Miami.

Jeffrey Geller was one of the founders of LQD Adrenalina and has been its President, Chief Financial Officer and Chief Operating Officer since September 2004. Mr. Geller was President and COO of Perfumania, Inc (NASDAQ:ECMV) from 2000 to 2004. Mr. Geller graduated from Tulane University in 1994 earning a bachelors degree in science with a Major in Engineering and a Minor in Business Administration.

Yonatan Feldman has been our Chief Technology Officer since October 2006. Prior to joining the Company, Yonatan Feldman founded Milliped, a technology consulting company with clients such as Greenpeace International and MIT, where he worked from 2003 to 2006. A graduate from the Georgia Institute of Technology, he has focused on developing agile solutions to complex business problems. Mr. Feldman is spearheading Adrenalina's technological strategy to help enhance productivity, lower costs, and increase the Company's competitive advantage.

Jonathan Abenhaim has been Senior Vice President-Media Operations of LQD Adrenalina since 2004. From 2000 to 2004 he was employed as a food and beverage manager at the Tides Hotel in South Beach, Florida, working closely with major public relation firms and developing strong relationships in the marketing and media arenas. From the Tides, Mr. Abenhaim moved on to the Turnberry Resort and Club holding the position of Director of Restaurants. His entrepreneurial spirit led him to leave the Turnberry Hotel and open up his own company Eben Inc., developing a new concept in quality fast food. Sensing an opportunity to fill a void in the Hispanic media distribution industry, Mr. Abenhaim sold Eben Inc. and created Indika Media Group, which was acquired by Adrenalina in January of 2005. Mr. Abenhaim holds an International Marketing degree from Bay State College in Boston, MA.

Joseph Bouhadana has been a director since October 2007. Mr. Bouhadana has served as Corporate IT Director for INTCOMEX Group, the largest IT distributor of branded computer components, generic accessories and networking peripherals in Latin America and Caribbean regions with thirteen offices in ten countries, since January 2005. Prior thereto, Mr. Bouhadana served as Vice President of Information Technology of IFX Network & Tutopia.com, a privately owned Internet service provider with a presence in nine countries in Latin America, from September 2000 to January 2005. Mr. Bouhadana, was appointed in 2002 to the Board of Directors of Perfumania (ECMV) as an independent board member, member of the Audit, Compensation and Stock Option Committees. Mr. Bouhadana received his Master in computer science and BBA from the University of Montreal, Canada.

Bryan Feldman has been a director since October 2007. Mr. Feldman joined Parlux Fragrances in May 2005 as an International Area Manager overseeing the company's activities in Europe. He was later promoted to Vice President of International Sales where he was responsible for launching the Paris Hilton and Guess brands in over 83 countries. Mr. Feldman left Parlux Fragrances in April 2007 and has now started New Wave Fragrances, a fragrance licensing company which already holds the licenses for Ed Hardy and True Religion Fragrances. He graduated from Barry University in 2005 with degrees in Economics and Finance.

The officers of the Company hold office until their successors are elected and qualified, or until their death, resignation or removal.

None of the directors have been paid any compensation for the services provided for us.

Board Committees

The Company does not have any committees. The function of audit and nominating committee is handled by the Company’s board as a whole.

Section 16(a) Beneficial Ownership Reporting Compliance.

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our officers and directors and those persons who beneficially own more than 10% of the Company’s outstanding shares of common stock to file reports of securities ownership and changes in such ownership with the Securities and Exchange Commission. Officers, directors, and greater than 10% beneficial owners are also required by rules promulgated by the SEC to furnish us with copies of all Section 16(a) forms they file.

Since they joined the Company in October 2007, none of the Section 16(a) filing requirements applicable to our officers, directors and greater than 10% beneficial owners were complied with. The Company is in the process of assisting these individuals in their compliance with Section 16.

EXECUTIVE COMPENSATION

2007 Summary Compensation Table

The table below summarizes the total compensation paid or earned by the Company’s Chief Executive Officer, and two other most highly compensated executive officers for the year ended December 31, 2007, the Company’s first year operation. In accordance with the rules of the Securities and Exchange Commission, the table omits columns that are not relevant.

Name and principal position (a)	Year (b)	Salary* ($) (c)	Total ($) (j)
Ilia Lekach	2007	23,629	23,629
Jeffrey Geller	2007	360,000	360,000
Yonatan Feldman	2007	130,000	130,000

•
For each person, consists of compensation paid during the entire year, including salaries paid by Adrenalina prior to the completion of the reverse merger. Prior to the reverse merger, we paid no compensation to any officer or director.

Outstanding Equity Awards at Fiscal Year-End:

None.

Pension Benefits

None of the Company’s named executive officers are covered by a defined pension plan, defined contribution plan, or other similar benefit plan that provides for payments or other benefits.

Nonqualified Defined Contribution And Other Nonqualified Deferred Compensation Plans

The Company does not maintain any nonqualified compensation plans.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information as of January 9, 2008 regarding the beneficial ownership of our Common Stock, based on information provided by (i) each of our executive officers and directors; (ii) all executive officers and directors as a group; and (iii) each person who is known by us to beneficially own more than 5% of the outstanding shares of our Common Stock. The percentage ownership in this table is based on 19,453,000 shares issued and outstanding as of January 9, 2007.

The address of each beneficial owner is in care of the Company, 20855 N.E. 16th Ave. suite c-16 Miami Fl 33179. Unless otherwise indicated, we believe that all persons named in the following table have sole voting and investment power with respect to all shares of Common Stock that they beneficially own.

Beneficial Owner	Number of Shares Beneficially Owned		Percentage of Shares Beneficially Owned

Executive Officers and Directors:

Ilia Lekach	13,167,000	(1)	67.7%
Jeffrey Geller	450,000		2.3%
Yonatan Feldman	180,000		*
Jonathan Abenhaim	180,000		*
Joseph Bouhadana	-0-		--
Bryan Feldman	90,000		4.6%
IZJD Corp.	7,200,000		37%

All directors and named executive officers as a group (7 persons)	14,067,000		72.3%
* Less than one percent.

(1)	Includes 7,200,000 shares owned by IZJD Corp. Mr. Lekach holds voting power over the shares held by this entity.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Market Information

Our common stock has been included for quotation on the OTC Bulletin Board under the symbol AENA.OB since December 14, 2007.

The following table shows the reported high and low closing bid quotations per share for our common stock based on information provided by the OTC Bulletin Board. Particularly since our common stock is traded infrequently, such over-the-counter market quotations reflect inter-dealer prices, without markup, markdown or commissions and may not necessarily represent actual transactions or a liquid trading market.

Fiscal 2007	High	Low
4th Quarter	$2.00	1.50

Number of Stockholders

As of January 15, 2008, there were approximately 115 holders of record of our common stock.

Dividend Policy

Historically, we have not paid any dividends to the holders of our common stock and we do not expect to pay any such dividends in the foreseeable future as we expect to retain our future earnings for use in the operation and expansion of our business.

SELLING STOCKHOLDERS

The following table presents information regarding the selling stockholders.

Selling Stockholder	Shares Beneficially Owned Prior to Offering*	Shares to be Sold in Offering	Shares Beneficially Owned After Offering	Percentage Beneficial Ownership After Offering
Enable Growth Partners LP (1)	7,200,000	7,200,000	-0-	n/a
Enable Opportunity Partners LP (2)	800,000	800,000	-0-	n/a
Gilford Securities Incorporated (3)	353,000	353,000	-0-	n/a
Total	8,353,000	8,353,000

*
The number and percentage of shares beneficially owned is determined in accordance with Rule 13d-3 of the Securities Exchange Act of 1934, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rule, beneficial ownership includes any shares as to which the selling stockholder has sole or shared voting power or investment power and also any shares, which the selling stockholder has the right to acquire within 60 days. Nevertheless, for purposes hereof, for each selling stockholder does not give effect to the 4.9% limitation on the number of shares that may be held by each stockholder as agreed to in the warrant held by each selling stockholder which limitation is subject to waiver by the holder upon 61 days prior written notice to us (subject to a further non-waivable limitation of 9.99%).

(1)
Consists of 3,600,000 shares issuable upon conversion of convertible debentures and 3,600,000 shares issuable upon exercise of warrants. Mitch Levine in his capacity of Managing Partner holds voting and dispositive power over the shares held by Enable Growth Partners LP.

(2)
Consists of 400,000 shares issuable upon conversion of convertible debentures and 400,000 shares issuable upon exercise of warrants. Mitch Levine in his capacity of Managing Partner holds voting and dispositive power over the shares held by Enable Opportunity Partners LP.

(3)	Robert Maley holds voting and dispositive power over the shares held by Gilford Securities Incorporated.

RECENT FINANCING

On December 3, 2007, we issued to a number of accredited investors our 5% Senior Secured Convertible Debentures (the “Debentures”) in the principal amount of $3,000,000.

The entire principal amount under the Debentures is due and payable 30 months after the closing date. Interest payments will be payable in cash quarterly commencing three months from the closing date.

At any time, holders may convert the Debentures into shares of common stock at a fixed conversion price of $0.75, subject to adjustment in the event the Company issues common stock (or securities convertible into or exercisable for common stock) at a price below the conversion price as such price may be in effect at various times (the “Conversion Price”).

Following the effective date of the registration statement of which this prospectus forms a part, we may force conversion of the Debentures if the market price of our common stock is at least $2.75 for any 20 out of 30 consecutive trading days. We may also prepay the Debentures in cash at 115% of the then outstanding principal provided there is a registration statement in effect with respect to the shares issuable upon conversion of the Debentures.

The Debentures rank senior to all of our current and future indebtedness and are secured by substantially all of our assets.

In connection with the financing transaction, we issued to the investors five-year warrants to purchase 4,000,000 shares of our common stock at $2.00 per share (the “Warrants”). The exercise price of the Warrants is subject to full ratchet anti-dilution rights in the event that we issue securities at less than $1.38 per share.

We also entered into a registration rights agreement with the investors that requires us to register the shares issuable upon conversion of the Debentures and exercise of the Warrants within 45 days after the closing date of the transaction.  If the registration statement is not filed within that time period or is not declared effective within 90 days after the closing date (180 days in the event of a full review by the Securities and Exchange Commission), we will be required to pay liquidated damages in cash in an amount equal to 2% of the total subscription amount for every month that we fail to attain a timely filing or effectiveness, as the case may be. From the three month anniversary of the closing date, the liquidated damages will be lowered to 1.5% per month.

Gilford Securities Incorporated acted as sole placement agent in connection with the transaction. The Company paid to the placement agent cash in the amount of $207,500 as a commission for placing the securities.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

We owe our Chairman and Chief Executive Officer the principal amount of $3,294,267, representing funds advanced by him to allow us to continue our operations. The note accrues interest at the annual rate of 5% and is due in 35 equal monthly installments starting in November 2010. The note may be prepaid at any time without penalty.

DESCRIPTION OF SECURITIES

Our authorized capital consists of 70,000,000 shares of common stock, $.001 par value per share, of which 19,453,000 shares were issued and outstanding as of January 10, 2008, as well 5,000,000 shares of preferred stock, none of which have been issued. The following description is a summary and is qualified in its entirety by our Certificate of Incorporation and By-laws as currently in effect.

Common Stock

Each holder of common stock is entitled to receive ratable dividends, if any, as may be declared by the Board of Directors out of funds legally available for the payment of dividends. As of the date of this prospectus, we have not paid any dividends on our common stock, and none are contemplated in the foreseeable future. We anticipate that all earnings that may be generated from our operations will be used to finance our growth.

Holders of common stock are entitled to one vote for each share held of record. There are no cumulative voting rights in the election of directors. Thus the holders of more than 50% of the outstanding shares of common stock can elect all of our directors if they choose to do so.

The holders of our common stock have no preemptive, subscription, conversion or redemption rights. Upon our liquidation, dissolution or winding-up, the holders of our common stock are entitled to receive our assets pro rata.

Transfer Agent and Registrar

The Transfer Agent and Registrar for the Company’s Common Stock is Empire Stock Transfer Inc.

PLAN OF DISTRIBUTION

Each Selling Stockholder (the “Selling Stockholders”) of the common stock and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of common stock on the OTC Bulletin Board or any other stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. A Selling Stockholder may use any one or more of the following methods when selling shares:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	settlement of short sales entered into after the effective date of the registration statement of which this prospectus is a part;

•	broker-dealers may agree with the Selling Stockholders to sell a specified number of such shares at a stipulated price per share;

•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•	a combination of any such methods of sale; or

•	any other method permitted pursuant to applicable law.

The Selling Stockholders may also sell shares under Rule 144 under the Securities Act of 1933, as amended (the “ Securities Act”), if available, rather than under this prospectus.

Broker-dealers engaged by the Selling Stockholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the Selling Stockholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this Prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with NASDR Rule 2440; and in the case of a principal transaction a markup or markdown in compliance with NASDR IM-2440.

In connection with the sale of the common stock or interests therein, the Selling Stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common stock in the course of hedging the positions they assume. The Selling Stockholders may also sell shares of the common stock short and deliver these securities to close out their short positions, or loan or pledge the common stock to broker-dealers that in turn may sell these securities. The Selling Stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The Selling Stockholders and any broker-dealers or agents that are involved in selling the shares may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Each Selling Stockholder has informed the Company that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the Common Stock. In no event shall any broker-dealer receive fees, commissions and markups which, in the aggregate, would exceed eight percent (8%).

The Company is required to pay certain fees and expenses incurred by the Company incident to the registration of the shares. The Company has agreed to indemnify the Selling Stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

Because Selling Stockholders may be deemed to be “underwriters” within the meaning of the Securities Act, they will be subject to the prospectus delivery requirements of the Securities Act including Rule 172 thereunder. In addition, any securities covered by this prospectus which qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than under this prospectus. There is no underwriter or coordinating broker acting in connection with the proposed sale of the resale shares by the Selling Stockholders.

We agreed to keep this prospectus effective until the earlier of (i) the date on which the shares may be resold by the Selling Stockholders without registration and without regard to any volume limitations by reason of Rule 144(k) under the Securities Act or any other rule of similar effect or (ii) all of the shares have been sold pursuant to this prospectus or Rule 144 under the Securities Act or any other rule of similar effect. The resale shares will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the resale shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the resale shares may not simultaneously engage in market making activities with respect to the common stock for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, the Selling Stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of shares of the common stock by the Selling Stockholders or any other person. We will make copies of this prospectus available to the Selling Stockholders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale (including by compliance with Rule 172 under the Securities Act).

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

Effective on or about October 26, 2007, our Board of Directors dismissed Moore & Associates Chartered ("Moore") as our independent auditors. On or about October 26, 2007, our Board of Directors engaged Goldstein Schechter Koch Price Lucas Horwitz & Company, PA, Miami, Florida to serve as our registrant's independent registered public accounting firm and to audit our financial statements for the years ended December 31, 2005 and 2006 and the interim periods for 2007.

During our prior fiscal year and the period from March 28, 2007 (inception), through the date of dismissal, there have been no disagreements with Moore on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements if not resolved to the satisfaction of Moore would have caused it to make reference thereto in its reports on our financial statements. In addition, for the same periods, there have been no reportable events (as defined in Regulation S-K Item 304(a)(1)(v)).

Moore's report on our financial statements for the year ended April 30, 2007 did not contain any adverse opinion or disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principles, except that the report indicated that there was a substantial doubt as to our ability to continue as a going concern and that the financial statements did not include any adjustments that might result from the outcome of this uncertainty.

LEGAL MATTERS

The validity of the common stock has been passed upon by Sichenzia Ross Friedman Ference LLP, New York, New York.

EXPERTS

The consolidated financial statements of LQD Adrenalina, LLC and subsidiaries as of December 31, 2006 and 2005, and the related consolidated statements of operations, members' equity, and cash flows for the years then ended, included in this prospectus, have been audited by Goldstein Schechter Koch Price Lucas Horwitz & Co., PA, an independent registered public accounting firm, as stated in their report appearing herein, and elsewhere in the registration statement, and have been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We filed with the SEC a registration statement on Form SB-2 under the Securities Act for the common stock to be sold in this offering. This prospectus does not contain all of the information in the registration statement and the exhibits and schedules that were filed with the registration statement. For further information with respect to the common stock and us, we refer you to the registration statement and the exhibits and schedules that were filed with the registration statement. Statements made in this prospectus regarding the contents of any contract, agreement or other document that is filed as an exhibit to the registration statement are not necessarily complete, and we refer you to the full text of the contract or other document filed as an exhibit to the registration statement. A copy of the registration statement and the exhibits and schedules that were filed with the registration statement may be inspected without charge at the public reference facilities maintained by the SEC, 100 F Street, Washington, DC 20549. Copies of all or any part of the registration statement may be obtained from the SEC upon payment of the prescribed fee. Information regarding the operation of the public reference rooms may be obtained by calling the SEC at 1-800-SEC-0330. The SEC maintains a web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. The address of the site is http://www.sec.gov.

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Under the Nevada General Corporation Law and our Articles of Incorporation, as amended, our directors will have no personal liability to us or our stockholders for monetary damages incurred as the result of the breach or alleged breach by a director of his "duty of care". This provision does not apply to the directors' (i) acts or omissions that involve intentional misconduct or a knowing and culpable violation of law, (ii) acts or omissions that a director believes to be contrary to the best interests of the corporation or its shareholders or that involve the absence of good faith on the part of the director, (iii) approval of any transaction from which a director derives an improper personal benefit, (iv) acts or omissions that show a reckless disregard for the director's duty to the corporation or its shareholders in circumstances in which the director was aware, or should have been aware, in the ordinary course of performing a director's duties, of a risk of serious injury to the corporation or its shareholders, (v) acts or omissions that constituted an unexcused pattern of inattention that amounts to an abdication of the director's duty to the corporation or its shareholders, or (vi) approval of an unlawful dividend, distribution, stock repurchase or redemption. This provision would generally absolve directors of personal liability for negligence in the performance of duties, including gross negligence.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

INDEX TO FINANCIAL STATEMENTS
ADRENALINA

LQD Adrenalina, LLC and Subsidiaries
Consolidated Financial Statements
December 31, 2006 and 2005

Contents	Page
Report of Independent Registered Public Accounting Firm	F- 1a
Consolidated Balance Sheets	F- 2a
Consolidated Statements of Operations	F- 3a
Consolidated Statements of Members’ Equity	F- 4a
Consolidated Statements of Cash Flows	F- 5a
Notes to Consolidated Financial Statements	F- 6a

LQD Adrenalina, LLC and Subsidiaries Consolidated Financial Statements September 30, 2007 and 2006 (unaudited)

Consolidated Balance Sheet	F- 1b
Consolidated Statements of Operations - Three Months Ended September 30, 2007 and 2006	F- 2b
Consolidated Statements of Operations - Nine Months Ended September 30, 2007 and 2006	F- 3b
Consolidated Statements of Cash Flows	F- 4b
Notes to Consolidated Financial Statements	F- 5b

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Members
LQD Adrenalina, LLC and Subsidiaries
Miami, Florida

We have audited the accompanying consolidated balance sheets of LQD Adrenalina, LLC. and Subsidiaries (the "Company" or "LQD") as of December 31, 2006 and 2005, and the related consolidated statements of operations, members' equity, and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company has determined that it is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion the consolidated financial statements referred to above present fairly, in all material respects, the financial position of LQD Adrenalina, LLC. and Subsidiaries, as of December 31, 2006 and 2005, and the results of its operations and its cash flows for the periods then ended, in conformity with accounting principles generally accepted in the United States.

/s/ Goldstein Schechter Price Lucas Horwitz & Co., P.A.
Goldstein Schechter Price Lucas Horwitz & Co., P.A. Miami, Florida August 30, 2007

Goldstein Schechter Price Lucas Horwitz & Co., PA 2121 Ponce de Leon Blvd., 11th Floor, Coral Gables, FL 33134 Ph: 305-442-2200 Fax: 305-444-0880 www.gsplh.com gsplh@gsplh.com

F-1a

LQD Adrenalina, LLC and Subsidiaries Consolidated Balance Sheets December 31,

Consolidated Balance Sheets

	2006	2005
Assets

Current assets:
Cash and cash equivalents	$297,801	$789,273
Accounts receivable	179,376	128,906
Inventories and film costs	1,479,027	623,169
Notes receivable - related parties	1,489,305	-
Prepaid expenses and other current assets	478,115	170,341

Total current assets	3,923,624	1,711,689

Non-current inventories and film costs	493,392	372,303
Property and equipment, net	2,161,693	776,620
Intangible assets, net	256,444	361,944

	2,911,529	1,510,867

Total assets	$6,835,153	$3,222,556

Liabilities and Members' Equity
Current liabilities:
Accounts payable and accrued liabilities	$590,089	$229,383
Current portion - related party notes	286,094	35,000

Total current liabilities	876,183	264,383

Long-term liabilities:
Related party notes, less current portion	-	35,000

Commitments and contingencies

Members' equity:
Members' interest	8,978,817	8,971,939
Accumulated deficit	(3,019,847)	(568,360)
Members' subscription notes receivable	-	(5,480,406)

Total members' equity	5,958,970	2,923,173

Total liabilities and members' equity	$6,835,153	$3,222,556

See Accompanying Notes to the Consolidated Financial Statements

F-2a

LQD Adrenalina, LLC and Subsidiaries Consolidated Statements of Operations For the years ended December 31,

Consolidated Statements of Operations

	2006	2005

Revenues:
Entertainment	$1,788,276	$1,221,861
Retail sales	422,887	-
Publishing	162,823	14,162

	2,373,986	1,236,023

Cost of revenues:
Licensing fees	597,894	355,588
Merchandise	215,160	-
Production	272,091	27,716

Total cost of revenues	1,085,145	383,304

Operating expenses:
Selling, general and administrative	2,973,252	1,064,082
Depreciation and amortization	662,698	383,875
Impairment loss	97,500	-

Total operating expenses	3,733,450	1,447,957

Operating loss	(2,444,609)	(595,238)

Other income:
Minority interest	-	20,000

Net loss	$(2,444,609)	$(575,238)

 See Accompanying Notes to the Consolidated Financial Statements

F-3a

LQD Adrenalina, LLC and Subsidiaries Consolidated Statements of Members' Equity For the years ended December 31,

Consolidated Statements of Members' Equity

		Retained	Members'
		Earnings	Subscription	Total
	Members'	(Accumulated	Notes	Members'
	Interest	Deficit)	Receivable	Equity

Balance January 1, 2005	$-	$6,878	$-	$6,878

Issued 10,000,000 shares in membership interest	10,000,000	-	(10,000,000)	-

Property received and carrying value adjustment	(1,028,061)	-	2,000,000	971,939

Property received	-	-	20,621	20,621

Cash received	-	-	2,398,973	2,398,973

Share-based compensation issued to key employees	-	-	100,000	100,000

Net loss	-	(575,238)	-	(575,238)

Balance December 31, 2005	$8,971,939	$(568,360)	$(5,480,406)	$2,923,173

Property received	-	-	4,000	4,000

Cash received	-	-	5,476,406	5,476,406

Pooling of interest in consolidated affiliate	6,878	(6,878)	-	-

Net loss	-	(2,444,609)	-	(2,444,609)

Balance December 31, 2006	$8,978,817	$(3,019,847)	$-	$5,958,970

 See Accompanying Notes to the Consolidated Financial Statements

F-4a

LQD Adrenalina, LLC and Subsidiaries Consolidated Statements of Cash Flows For the years ended December 31,

Consolidated Statements of Cash Flows

	2006	2005

Cash flow from operating activities:
Net loss	$(2,444,609)	$(575,238)

Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	662,698	383,875
Impairment loss	97,500	-
Minority interest	-	(20,000)
Changes in operating assets and liabilities which provided (used) cash:
Accounts receivable	(50,470)	(128,906)
Inventories and film costs, net	(1,513,243)	(537,853)
Prepaid expenses and other assets	(307,774)	(170,341)
Accounts payable and accrued liabilities	360,705	229,383

Total adjustments	(750,584)	(243,842)

Net cash used in operating activities	(3,195,193)	(819,080)

Cash flows from investing activities:
Purchase of property and equipment, net	(1,495,474)	(790,620)

Net cash used in investing activities	(1,495,474)	(790,620)

Cash flows from financing activities:
Contributed capital	5,476,406	2,398,973
Repayment of related party note	(35,000)	-
Issuance of affiliate note receivable	(1,489,305)	-
Proceeds from member note	247,094	-

Net cash provided by financing activities	4,199,195	2,398,973

Net (decrease) increase in cash and cash equivalents	(491,472)	789,273

Cash and cash equivalents, beginning of year	789,273	-

Cash and cash equivalents, end of year	$297,801	$789,273

See Accompanying Notes to the Consolidated Financial Statements

F-5a

LQD Adrenalina, LLC and Subsidiaries Notes to Consolidated Financial Statements Years Ended December 31, 2006 and 2005

NOTE 1 - DESCRIPTION OF BUSINESS, BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Description of Business:

LQD Adrenalina, LLC. (the "Company" or "LQD") formed on September 13, 2004 is a media, retail and entertainment company headquartered in South Florida. The Company operates in Latin America and in the Southeastern United States. LQD classifies its business interests in three reportable lines:

Entertainment: theatrical and TV film and music production and distribution

Retail Sales: extreme sports and adventure themed stores located in regional shopping malls.

Publishing: extreme sports oriented periodical publishing and distribution Basis of Consolidation:

The consolidated financial statements include 100% of the assets. liabilities, revenues, expenses and cash flows of the Company and all entities in which LQD has a controlling voting interest ("subsidiaries") and variable interest entities ("VIE") required to be consolidated in accordance with U.S. generally accepted accounting principles ("GAAP"). All intercompany accounts and transactions between consolidated companies have been eliminated in consolidation.

The Company consolidated the results of operations for Extreme Publishing, LLC, in which it held an 80% interest during 2005, and reported the minority interest in the 2005 consolidated financial statements. The Company additionally consolidated the results of operations of Time Code. LLC, a company under common control, for the year ended December 31, 2005. During 2006 the Company acquired 100% ownership interest in both of these entities.
(See note 2)

F-6a

LQD Adrenalina, LLC and Subsidiaries Notes to Consolidated Financial Statements Years Ended December 31, 2006 and 2005

NOTE 1 - DESCRIPTION OF BUSINESS, BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - continued

Use of Estimates

The preparation of consolidated financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and footnotes thereto. Actual results could differ from those estimates.

Significant estimates inherent in the preparation of the accompanying consolidated financial statements include accounting for depreciation and amortization, barter transactions, business combinations, and contingencies.

Inventories

Retail Merchandise

The Company's retail inventories are comprised of extreme sports and adventure life-style equipment and clothing. It is valued at the lower of cost or market using the first-in, first-out ("FIFO") method. These costs include the purchase price of merchandise inventory and shipping costs.

Film Costs

Film costs included in inventory include the cost of completed television episodes, completed and unreleased episodes and development pre-production costs, all reflected at the lower of cost, less accumulated amortization, or fair value.

Recent Accounting Standards

Accounting for Inventories

In September 2005, the FASB ratified the Emerging issues Task Force's ("EITF") consensus on Issue No. 04-13 "Accounting for Purchases and Sales of Inventory with the Same Counterparts ("EITF 04-13"), which requires an entity to treat sales and purchases of inventory between the entity and the same counterpart), as one transaction for purposes of applying APB Opinion No. 29 when such transactions are entered into in contemplation of each other. When such transactions are legally contingent on each other, they are considered to have been entered into in contemplation of each other. The EITF also agreed on other factors that should be considered in determining whether transactions have been entered into in contemplation of each other. EITF 04- 13 was applied to new arrangements that were entered into after January 1, 2006. The adoption of EITF 04-13 did not have a material impact on the Company's consolidated financial statements.

F-7a

LQD Adrenalina, LLC and Subsidiaries Notes to Consolidated Financial Statements Years Ended December 31, 2006 and 2005

NOTE 1 - DESCRIPTION OF BUSINESS, BASIS OF PRESENTATION AND SUMMARY OF' SIGNIFICANT ACCOUNTING POLICIES - continued

Recent Accounting Standards - continued

Accounting for Uncertainty in Income Taxes

In June 2006, the Financial Accounting Standards Board ("FASB") issued FASB

Interpretation No. 48, Accounting for Uncertainty in Income Taxes - an interpretation of Statement of Financial Accounting Standard ("SFAS") No. 109 ("FIN 48"), which clarifies the accounting for uncertainly in income tax positions. This interpretation requires that the Company recognize in the consolidated financial statements the tax benefits related to tax positions that are more likely than not to he sustained upon examination based on the technical merits of the position. The provisions of FIN 48 became effective for LQD as of the beginning of the Company's 2007 fiscal year. The provisions of this Interpretation are not expected to have a material impact on the Company's consolidated financial statements.

Fair Value Measurements

In September 2006, the FASB issued SFAS No. 157, Fair Value Measurements ("SFAS 157"). SFAS 157 establishes a single authoritative definition of fair value, sets out a framework for measuring fair value, and expands on required disclosures about fair value measurement. SFAS 157 is effective for the Company on January 1, 2008 and will he applied prospectively. The provisions of SFAS 157 are not expected to have a material impact on the Company's consolidated financial statements.

Fair Value Option for Financial Assets and Financial Liabilities

In February 2007, the FASB issued SFAS No. 159, The Fair Value Option for Financial Assets and Financial Liabilities ("SFAS 159"). SFAS 159 permits companies to choose to measure, on an instrument-by-instrument basis, financial instruments and certain other items at fair value, that are not currently required to be measured at fair value. The Company currently is evaluating whether to elect the option provided for in this standard. If elected, SFAS 159 would he effective for the Company as of January 1, 2008.

Summary of Significant Accounting Policies

Cash and Cash Equivalents

The Company considers all highly liquid accounts with an original maturity date of three months or less to be cash equivalents. The Company maintains bank accounts in US banks, which at times, may exceed federally insured limits. The Company has not experienced any losses on such accounts and believes it is not exposed to any significant risk on bank deposit accounts.

F-8a

LQD Adrenalina, LLC and Subsidiaries Notes to Consolidated Financial Statements Years Ended December 31, 2006 and 2005

NOTE 1 - DESCRIPTION OF BUSINESS, BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - continued

Summary of Significant Accounting Policies - continued

Accounts Receivable

Accounts receivable represent amounts currently due to the Company under contractual obligations or for services performed. When necessary, the Company evaluates and maintains an allowance for these accounts to cover anticipated losses or when the receivables become greater than 90-days past due. At December 31, 2006 and 2005 the Company considered all accounts to be 100% collectible: as such there was no recorded allowance.

Property and Equipment

Property and equipment are stated at cost, less accumulated depreciation and amortization. Depreciation and amortization are provided using the straight line method over the estimated useful lives of the related assets or over the lesser of the term of the lease or the estimated useful life of the assets under lease. Normal repairs and maintenance are expensed as incurred whereas significant improvements which materially increase values or extend useful lives are capitalized and depreciated over the remaining estimated useful lives of the related assets.

Leasehold Improvements	10 years
Furniture, Fixtures and Equipment	5 - 10 years
Vehicles	5 years
Software	3 years

Intangible Assets

As a creator and distributor of branded information and copyrighted products, LQD has a significant number of intangible assets, television libraries, copyrighted products and trademarks. In accordance with generally accepted accounting principles, the Company does not recognize the fair value of internally generated intangible assets. Costs incurred to create and produce copyrighted product, such as television series, generally are either expensed as incurred or capitalized as tangible assets. As such, costs incurred to create or extend brands, such as magazine titles, generally result in losses over an extended development period and are recognized as a reduction of income as incurred, while any corresponding brand value created is not recognized as an intangible asset on the consolidated balance sheet. However, intangible assets acquired, or as part of business combinations, accounted for under the purchase method of accounting, are recorded at fair value on the Company's consolidated balance sheet.

F-9a

LQD Adrenalina, LLC and Subsidiaries Notes to Consolidated Financial Statements Years Ended December 31, 2006 and 2005

NOTE 1 - DESCRIPTION OF BUSINESS, BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - continued

Summary of Significant Accounting Policies - continued

Indefinite-Lived Intangible Assets

Indefinite-lived intangible assets, which consist of trademarks and brand names, are tested for impairment annually as of December 31 and whenever events or circumstances make it more likely than not that impairment may have occurred, such as a significant adverse change in the business climate. Estimating fair value is performed by utilizing various valuation techniques, which require management to make significant estimates and assumptions about the carrying value of these assets.

Pre-opening Costs

Pre-opening costs, which consisted primarily of payroll, training, marketing, rent, travel and supplies, are expensed as incurred,

Leases

The Company leases its main office, warehouse and store locations, which are accounted for under the provisions of SFAS No. 13, Accounting for Leases, and subsequent amendments, which require that leases be evaluated and classified as operating or capital leases for financial reporting purposes.

Certain leases contain scheduled rent increases, and may include an initial period of free or reduced rent as an inducement to enter into the lease agreement ('rent holidays"). The Company recognizes rental expense for rent increases and rent holidays on a straight-line basis over the terms of the underlying leases, without regard to when rent payments are made. The calculation of straight-line rent is based on the "reasonably assured" lease term as defined in SFAS No. 98, Accounting for Leases: Sale-Leaseback Transactions Involving Real Estate, Sales Type Leases of Real Estate, Definition of the Lease Term, and Initial Direct Costs of Direct Financing Leases-an amendment of FASB Statements No. 13, 66, and 91 and a rescission of  SFAS Statement No. 26 and Technical Bulletin No. 79-11. This amended definition of the lease term may exceed the initial non-cancelable lease term.

F-10a

LQD Adrenalina, LLC and Subsidiaries Notes to Consolidated Financial Statements Years Ended December 31, 2006 and 2005

NOTE 1 - DESCRIPTION OF BUSINESS, BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - continued

Summary of Significant Accounting Policies - continued

Entertainment

Television series are produced for foreign or domestic cable and syndicated television markets. Revenues from the distribution of television product are recognized when the films or series are available to telecast, except for barter advertising agreements where the recognition of revenue is deferred until the related advertisements are exhibited.

Cable and syndicated television licensing agreements are routinely entered into in advance of the available telecast dates. Agreements may include rights to receive cash and barter advertising time. For cash contracts, the related revenues are not recognized until product is available for telecast under the contractual terms of the related license agreement. For television barter arrangements, the related revenues are not recognized until the product is available for telecast and the advertising spots received under such contracts are sold to third parties and aired.

Film costs include the unamortized cost of completed television episodes, television series in production or initial development. Film costs are stated at the lower of cost, less accumulated amortization, or fair value.

In the normal course of operations the Company enters into barter transactions whereby it exchanges programming product for advertising time that it can use or resell. The advertising time is provided by broadcasting companies in the United States and Central and South America. These transactions are valued at the fair value of the related programming product. based on comparable arrangements in the broadcast areas. These transactions and accounted for at the time the programming is broadcast and the advertising is used.

During the years ended December 31, 2006 and 2005, the value of the recorded barter transactions included in advertising revenues and licensing fees was $241,050 and $125,500, respectively.

During 2006 the Company entered into final negotiations to jointly finance a theatrical film production. The substance of this arrangement is that the third-party investors own an interest in the film and will share economic results with the Company.

Retail

Revenue from retail store sales is recognized when merchandise is sold and delivered to the customer.
F-11a

LQD Adrenalina, LLC and Subsidiaries Notes to Consolidated Financial Statements Years Ended December 31, 2006 and 2005

NOTE 1 - DESCRIPTION OF BUSINESS, BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - continued

Summary of Significant Accounting Policies - continued

Publishing

Magazine advertising revenues are recognized at the magazine cover date. Magazine sales revenues are primarily generated from bulk orders from retail outlets such as newsstands, supermarkets and convenience stores. Revenues from these sales are recorded when the magazines and placed with the vendor, because all sales are final and there is no right of return for unsold copies.

Gift Cards

Cash received from the sale of gift cards is recorded as a liability, and revenue is recognized upon the redemption of the gift card or when it is determined that the likelihood of redemption is remote. At December 31, 2006 the Company had a recorded gift card liability of $24,938. Gift card sales began during 2006.

Advertising Costs

The Company expenses advertising costs when incurred. Advertising expense during the years ended December 31, 2006 and 2005 was $102,131 and $16,828, respectively.

Income Taxes

As a limited liability company, the Company's taxable income or loss is allocated to member's income in accordance with their respective percentage ownership. Therefore, no provision or liability for taxes has been included in the consolidated financial statements.

F-12a

LQD Adrenalina, LLC and Subsidiaries Notes to Consolidated Financial Statements Years Ended December 31, 2006 and 2005

NOTE l - DESCRIPTION OF BUSINESS, BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - continued

Statements of Cash Flows

The Company includes cash and certain cash equivalents in preparing the consolidated statements of cash flows. The following is supplemental disclosure to the consolidated statements of cash flows for the years ended December 31, 2006 and 2005.

	2006	2005
Non each investing and financing activities:
Membership interest in lieu of compensation	$-	$100,000
Membership interest exchanged for goods and services	$4,000	$992,560

NOTE 2 - BUSINESS COMBINATIONS

Extremo SurfGroup, C.A.

During August 2005, the Company purchased the assets of Extremo Surf Group, C.A., including the rights to the magazine "Extremo Surf" for S150,000.

The Company contributed these assets and $80,000 in additional capitalization, in exchange for 80% membership in a newly formed entity, Extreme Publishing, L.L.C. This combination was accounted for in accordance with SFAS 141, Business Combinations ("SFAS 141").

The estimated fair values of the assets acquired at the date or acquisition were as follows:

Property and equipment	$8,935
Other assets	3,565
Licensing agreements	40,000
Trademark	97,500
$150,000

Extreme Publishing, LLC

During 2006 the minority member surrendered its membership to the Company. As a result, Extreme Publishing, LLC became a 100% owned subsidiary of the Company.

F-13a

LQD Adrenalina, LLC and Subsidiaries Notes to Consolidated Financial Statements Years Ended December 31, 2006 and 2005

NOTE 2 - BUSINESS COMBINATIONS - continued

Time Code, LLC

During 2005, Time Code, LLC ("Time Code"), a company under common control, reported its operating results in the Company's consolidated financial statements. Effective January 1, 2006, all the membership interests of Time Code were contributed to the Company. This contribution was recorded in accordance with SFAS 141 which requires that the combination of entities under common control be accounted for as a statutory pooling of interest.

NOTE 3 - INVENTORIES AND FILM COSTS

Inventories and film costs at December 31, 2006 and 2005 consisted of the following:

	2006	2005
Retail merchandise	$800,002	$58,405
Film costs - Television:
Released, less amortization	1,033,430	903,505
Completed and not released	49,500	16,500
Development and pre-production	30,025	-
Film costs - Theatrical:
Development and pre-production	59,462	17,062
Total inventories and film costs	1,972,419	995,472
Less: current portion	(1,479,027)	(623,169)
Total noncurrent inventories and film costs	$493,392	$372,303

Film cost amortization totaled $548,264 and $364,222 for the years ended December 31, 2006 and 2005, respectively.

The Company anticipates that film costs will be amortized by December 31, 2009. In addition, approximately $621,500 of the film costs of released and completed and not released television product are expected to be amortized during the year ending December 31, 2007.
F-14a

LQD Adrenalina, LLC and Subsidiaries Notes to Consolidated Financial Statements Years Ended December 31, 2006 and 2005

NOTE 4 - PROPERTY AND EQUIPMENT

Major categories of property and equipment at December 31. 2006 and 2005 were as follows:

	2006	2005
Leasehold Improvements	$1,198,973	$162,994
Furniture, Fixtures and Equipment	967,800	109,383
Software	83,839	77,890
Vehicles	15,000	-
Construction in Process	-	440,450
Total	2,265,612	790,717
Less accumulated depreciation and amortization	103,919	14,097
Total property and equipment	$2,161,693	$776,620

Depreciation expense totaled $106,434 and $14,097 for the years ended December 31, 2006 and 2005, respectively.

NOTE 5 - INTANGIBLE ASSETS

Trademarks and licensing agreements with indefinite and determinable lives for the years ended December 31, 2006 and 2005 were as follows:

	Lives	2006	2005
Trademarks
Adrenalina(R)	Indefinite	$230,000	$230,000
Extremo Surf(R)	Indefinite	-	97,500
Licensing Agreements	5 years	40,000	40,000
Total		270,000	367,500
Less accumulated amortization		(13,556)	(5,556)
		$256,444	$361,944

The Company anticipates that the future amortization of its licensing rights will approximate $8,000 for each of the years ended December 31, 2007, 2008 and 2009.

During its annual impairment reviews for the intangible assets, which occur in the fourth quarter of 2006, The Company determined the trademark associated with Extremo Surf was impaired. The Company recorded an impairment charge in the amount of S97,500. No additional impairments existed at December 31, 2006 or 2005.
F-15a

LQD Adrenalina, LLC and Subsidiaries Notes to Consolidated Financial Statements Years Ended December 31, 2006 and 2005

NOTE 6 - MEMBERS' EQUITY

On January 1, 2005 the founding members of the Company transferred the assets and rights associated with the Adrenalina trade name and television show to the Company, for a 20% membership interest. These assets and rights had a carrying value to the members on the date of transfer of $971,939. The transfer of the assets and rights was recorded in accordance with SAB Topic 5-G, Acquisition of Assets from Promoters and Shareholders in Exchange for Common Stock, which requires that the transaction be recorded at the related parties' carrying value on the date of transfer.

During 2005, the Company awarded a 1% interest in the membership in lieu of compensation to certain key employees. The effect of this membership award was recorded as compensation expense in the consolidated statement of operations as of December 31, 2005, in the amount $100,000.

During 2005, the Company received equipment valued at $20,621, which was used to partially satisfy a membership subscription loan. This transaction was recorded in accordance with APB No. 29, Accounting for Nonmonetary Transactions, and resulted in a 0.2% increase to membership equity.

During 2006, the Company received approximately $4,000 worth of design and art work from an outside provider which was settled through an exchange of a .04% of membership interest. This transaction was recorded in accordance with EITF 96-18 Accounting for Equity Instruments That Are Issued to Other Than Employees for Acquiring or in Conjunction with Selling Goods or Services.

NOTE 7 - COMMITMENTS AND CONTINGENCIES

Operating Leases

The Company's rent expense amounted to $ 311,883 and $66,835 for the years ended December 31, 2006 and 2005, respectively. The Company has various long- term noncancelable lease commitments for its offices, warehouse and stores which expire through 2017. The minimum rental commitments under noncancelable long-term operating leases during the next five years are as follows:

2007	$481,175
2008	493,337
2009	453,773
2010	445,008
2011	465,990
Total	$2,339,283

F-16a

LQD Adrenalina, LLC and Subsidiaries Notes to Consolidated Financial Statements Years Ended December 31, 2006 and 2005

NOTE 7 - COMMITMENTS AND CONTINGENCIES - continued

Programming License Agreements

During 2006, the Company entered into licensing agreements with national and international broadcasting companies. The broadcasters provide advertising time to the Company that it may either use or re-sell to third parties. The Company has committed to provide sixty-one television episodes and purchase approximately $482,500 in advertising time from the broadcasters.

Litigation

The Company is involved in various claims and legal proceedings in the ordinary course of its business activities. The Company believes that any potential liability associated with the ultimate outcome of these matters will not have a material adverse effect on its financial position or results of operations.

NOTE 8 - RELATED PARTY TRANSACTIONS

Advertising Revenue

The Company sold advertising to a company whose Chairman and CEO is also an equity member of the Company. These advertising revenues represented a significant portion of the Company's total revenues for the years ended December 31, 2006 and 2005. See note 9.

Related Party Notes Receivable

During 2006 the Company advanced $239,305 to an unconsolidated affiliate. This note receivable is due on demand and does not bear interest.

During 2006 the Company entered into a joint venture with a related party to develop property. The Company advanced $1,250,000, to the venture, in the form of a non-interest bearing, convertible, demand note. During the fourth quarter of 2006 the Company opted not to covert the note to shares in the joint venture. During August 2007, $950.000 of this demand note was repaid.

Related Party Notes Payable

The Company entered into a $70,000 note agreement with the seller of Extremo Surf Group, CA. The note was non-interest bearing and paid in two $35,000 annual installments through March 2007.

The Company received short term advances in the amount of $251,094 from members during 2006. The loans are due on demand and do not hear interest.
F-17a

LQD Adrenalina, LLC and Subsidiaries Notes to Consolidated Financial Statements Years Ended December 31, 2006 and 2005

NOTE 9 - CONCENTRATION OF RISK

Major Customer

A substantial portion of LQD's revenues were earned from one customer. This customer's revenues totaled $1,589,751 or 67.0% and $930,163 or 75.3%, of total revenues for the years ended December 31, 2006 and 2005, respectively. At December 31, 2006 and 2005, amounts receivable from this customer totaled $137,086 or 76.5% and $128,906 or 100% of total accounts receivable, respectively.

NOTE 10 - FAIR VALUE OF FINANCIAL INSTRUMENTS

The following methods and assumptions were used to estimate the fair value of each class or financial instruments for the years ended December 31, 2006 and 2005:

	2006		2005
	Carrying	Fair	Carrying	Fair
(Amounts in thousands)	Amount	Value	Amount	Value
Assets:
Cash and cash equivalents	$297	$297	$789	$789
Accounts receivable	179	179	128	128
Notes receivable	1,489	1,450	-	-
Liabilities:
Accounts payable and accrued liabilities	$590	$590	$229	$229
Notes payable	286	286	70	67

The fair value of cash and cash equivalents approximates the carrying amount due to the short maturity of those instruments.

The fair value of the Company's notes receivable and debt are primarily based upon variable interest rates, which issuance amount approximates fair value.

The fair value of the Company's accounts receivable and accounts payable approximate their fair value due to the relatively short maturities.
F-18a

LQD Adrenalina, LLC and Subsidiaries Notes to Consolidated Financial Statements Years Ended December 31, 2006 and 2005

NOTE 11 - SUBSEQUENT EVENTS

FlowRider(R) Agreement

Effective April 2007, the Company entered into an exclusive five year agreement to acquire thirty-six FlowRider water-themed entertainment units for placement in its future mall-based retail shops. The per- unit prices begin at $595,000 and $795,000 For single and double sized units, respectively, with price escalations for contract years after 2008. The agreement is subject to a performance schedule governing order timing and equipment deposits. Non-refundable deposits placed as of August 30, 2007 were in the amount of $1,250,000.

Lease Agreement

During March 2007, the Company amended its lease agreement on the second store, which is scheduled to open during the fourth quarter of 2007, in Miami, FL. This amended lease expires in 2017 and is included in the schedule of minimum lease payments. As of the date of this report, the Company was in negotiations for three additional store locations throughout the Southeast United States. The Company anticipates that these leases will he finalized during the third quarter of 2007 and expects to open the new stores through the first quarter of 2008.

Sales to Major Customer

In March 2007 the Company ended the advertising contract it held with its major customer.

F-19a

LQD Adrenalina, LLC and Subsidiaries
Consolidated Balance Sheets

	September 30, 2007	December 31, 2006
Assets	(unaudited)

Current assets
Cash and cash equivalents	$6,427	$297,801
Accounts receivable, net of allowance for doubtful
accounts of $45,490 and $0, respectively	19,258	179,376
Merchandise Inventory and film costs	1,338,225	1,479,027
Notes receivable - related parties	728,518	1,489,305
Prepaid expenses and other current assets	1,384,354	478,115
Total current assets	3,476,782	3,923,624

Non-current film costs, net	932,545	493,392
Property and equipment, net	2,971,423	2,161,693
Intangible assets, net	250,444	256,444
Total assets	$7,631,194	$6,835,153

Liabilities and Members' Equity

Current liabilities:
Accounts payable and accrued liabilities	$981,355	$590,089
Notes payable - related parties	4,177,257	286,094
Total current liabilities	5,158,612	876,183

Commitments and contingencies

Members' equity
Members' interest	8,978,817	8,978,817
Accumulated deficit	(6,506,235)	(3,019,847)
Total members' equity	2,472,582	5,958,970

Total liabilities and members' equity	$7,631,194	$6,835,153

See accompanying notes to the consolidated financial statements.

F-1b

LQD Adrenalina, LLC and Subsidiaries
Consolidated Statements of Operations

	Three Months Ended
	September 30, 2007	September 30, 2006
	(unaudited)	(unaudited)

Revenues:
Retail sales	$675,646	—
Entertainment	226,164	447,077
Publishing	30,659	44,969
Total revenues	932,469	492,046

Cost of revenues:
Merchandise	468,357	—
Licensing fees	49,124	340,934
Production	48,519	149,412
Total cost of revenues	566,000	490,346

Gross margin	366,469	1,700

Operating expenses:
Selling, general and administrative	1,381,229	492,665
Depreciation and amortization	247,496	164,157
Total operating expenses	1,628,725	656,822

Net loss	$(1,262,256)	$(655,122)

See accompanying notes to the consolidated financial statements.

F-2b

LQD Adrenalina, LLC and Subsidiaries
Consolidated Statements of Operations

	Nine Months Ended
	September 30, 2007	September 30, 2006
	(unaudited)	(unaudited)
Revenues:
Retail sales	$1,647,397	—
Entertainment	702,583	1,341,207
Publishing	131,858	145,457
Total revenues	2,481,838	1,486,664

Cost of revenues:
Merchandise	947,088	—
Licensing fees	566,930	633,282
Production	281,583	229,789
Total cost of revenues	1,795,601	863,071

Gross margin	686,237	623,593

Operating expenses:
Selling, general and administrative	3,437,933	1,563,433
Depreciation and amortization	734,692	463,595
Total operating expenses	4,172,625	2,027,028

Net loss	$(3,486,388)	$(1,403,435)

See accompanying notes to the consolidated financial statements.

F-3b

LQD Adrenalina, LLC and Subsidiaries
Consolidated Statements of Cash Flows

	Nine Months Ended
	September 30, 2007	September 30, 2006
	(unaudited)	(unaudited)

Cash flows from operating activities:

Net loss	$(3,486,388)	$(1,403,435)

Adjustments to reconcile net loss to net cash
used in operating activities:
Depreciation and amortization	734,692	463,595
Bad debt expense	45,490	—
Changes in operating assets and liabilities which
provided (used) cash:
Accounts receivable	114,628	(34,510)
Merchandise inventories and film costs, net	(797,841)	(1,140,883)
Prepaid expenses and other current assets	(906,239)	(3,370)
Accounts payable and accrued liabilities	391,266	236,959
Total adjustments	(418,004)	(478,209)
Net cash used in operating activities	(3,904,392)	(1,881,664)

Cash flows from investing activities:
Repayment (issuance) of related party note receivable, net	760,787	(1,438,832)
Purchase of property and equipment	(1,038,932)	(1,655,037)
Net cash used in investing activities	(278,145)	(3,093,869)

Cash flows from financing activities:
Proceeds from related party note	3,891,163	—
Proceeds from member note	—	4,498,500
Net cash provided by financing activities	3,891,163	4,498,500

Net decrease in cash and cash equivalents	(291,374)	(477,033)

Cash and cash equivalents, beginning of period	297,801	798,273

Cash and cash equivalents, end of period	$6,427	$312,240

See accompanying notes to the consolidated financial statements.

F-4b

LQD Adrenalina, LLC and Subsidiaries
Consolidated Notes to the Financial Statements
Nine Months Ended September 30, 2007 and 2006

Note 1 - Description of Business, Basis of Presentation and Summary of Significant Accounting Policies

Description of Business

LQD Adrenalina, LLC (the "Company" or "LQD") formed on September 13, 2004 is a media, retail and entertainment company headquartered in South Florida. The Company operates in Latin America and in the Southeastern United States. LQD classifies its business interests in three reportable lines:

Entertainment: theatrical and TV film and music production and distribution.

Retail Sales: extreme sports and adventure themed stores located in regional shopping malls.

Publishing: extreme sports oriented periodical publishing and distribution.

Basis of Consolidation

The consolidated financial statements include 100% of the assets, liabilities, revenues, expenses and cash flows of the Company and all entities in which LQD has a controlling voting interest ("subsidiaries"). All intercompany accounts and transactions between consolidated companies have been eliminated in consolidation.

The Company's consolidated financial statements include the accounts of LQD Adrenalina, LLC and its wholly owned subsidiaries Extreme Publishing, LLC, Time Code, LLC, Adrenalina Films, LLC, Indika, LLC, Liquid Publishing, LLC and Miami Music & Records, LLC.

Use of Estimates

The preparation of consolidated financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and footnotes thereto. Actual results could differ from those estimates.

Significant estimates inherent in the preparation of the accompanying consolidated financial statements include accounting for depreciation and amortization, barter transactions, business combinations, and contingencies.

F-5b

LQD Adrenalina, LLC and Subsidiaries
Consolidated Notes to the Financial Statements
Nine Months Ended September 30, 2007 and 2006

Note 1 - Description of Business, Basis of Presentation and Summary of Significant Accounting Policies - continued

Recent Accounting Standards

Fair Value Measurements

In September 2006, the FASB issued SFAS No. 157, Fair Value Measurements ("SFAS 157"). SFAS 157 establishes a single authoritative definition of fair value, sets out a framework for measuring fair value, and expands on required disclosures about fair value measurement. SFAS 157 is effective for the Company on January 1, 2008 and will be applied prospectively. The provisions of SFAS 157 are not expected to have a material impact on the Company's consolidated financial statements.

Fair Value Option for Financial Assets and Financial Liabilities

In February 2007, the FASB issued SFAS No. 159, The Fair Value Option for Financial Assets and Financial Liabilities ("SFAS 159"). SFAS 159 permits companies to choose to measure, on an instrument-by-instrument basis, financial instruments and certain other items at fair value, that are not currently required to be measured at fair value. The Company currently is evaluating whether to elect the option provided for in this standard. If elected, SFAS 159 would be effective for the Company as of January 1, 2008.

Summary of Significant Accounting Policies

Cash and Cash Equivalents

The Company considers all highly liquid accounts with an original maturity date of three months or less to be cash equivalents. The Company maintains bank accounts in US banks, which at times, may exceed federally insured limits. The Company has not experienced any losses on such accounts and believes it is not exposed to any significant risk on bank deposit accounts.

Accounts Receivable

Accounts receivable represent amounts currently due to the Company under contractual obligations or for services performed. When necessary, the Company evaluates and maintains an allowance for doubtful accounts on a regular and on-going basis, to cover anticipated losses or when the receivables become greater than 90-days past due or circumstances indicate that collection is questionable. At September 30, 2007 and December 31, 2006, the Company recorded an allowance of $45,490 and $0, respectively.

F-6b

LQD Adrenalina, LLC and Subsidiaries
Consolidated Notes to the Financial Statements
Nine Months Ended September 30, 2007 and 2006

Note 1 - Description of Business, Basis of Presentation and Summary of Significant Accounting Policies - continued

Summary of Significant Accounting Policies - continued

Inventories and Film Costs

Retail Merchandise

The Company's retail inventories are comprised of extreme sports and adventure life-style equipment and clothing. It is valued at the lower of cost or market using the weighted average cost method that approximates the first-in, first-out ("FIFO") method. Average cost includes the direct purchase price of merchandise inventory and shipping costs.

Film Costs

Film costs included in inventory include the cost of completed television episodes, completed and unreleased episodes and development pre-production costs, all reflected at the lower of cost, less accumulated amortization, or fair value.

Property and Equipment

Property and equipment are stated at cost, less accumulated depreciation and amortization. Depreciation and amortization are provided using the straight-line method over the estimated useful lives of the related assets or over the lesser of the term of the lease or the estimated useful life of the assets under lease. Normal repairs and maintenance are expensed as incurred whereas significant improvements, which materially increase values or extend useful lives are capitalized and depreciated over the remaining estimated useful lives of the related assets. For the three and nine months ended September 30, 2007 and 2006 repairs and maintenance expense amounted to approximately $8,100, $14,500, $2,200 and $13,800 respectively.

Lives
Leasehold Improvements	10 years
Furniture, Fixtures and Equipment	5 - 10 years
Vehicles	5 years
Software	3 years

Intangible Assets

As a creator and distributor of branded information and copyrighted products, LQD has a significant number of intangible assets, television libraries, copyrighted products and trademarks. In accordance with generally accepted accounting principles, the Company does not recognize the fair value of internally generated intangible assets. Costs incurred to create and produce copyrighted product, such as the television series, generally are either expensed as incurred or capitalized as tangible assets. As such, costs incurred to create or extend brands, such as magazine titles, generally result in losses over an extended development period and are recognized as a reduction of income as incurred, while any corresponding brand value created is not recognized as an intangible asset on the consolidated balance sheet. However, intangible assets acquired, or as part of business combinations, accounted for under the purchase method of accounting, are recorded at fair value on the Company's consolidated balance sheet.

F-7b

LQD Adrenalina, LLC and Subsidiaries
Consolidated Notes to the Financial Statements
Nine Months Ended September 30, 2007 and 2006

Note 1 - Description of Business, Basis of Presentation and Summary of Significant Accounting Policies - continued

Summary of Significant Accounting Policies - continued

Indefinite-Lived Intangible Assets

Indefinite-lived intangible assets, which consist of trademarks and brand names, are tested for impairment annually as of December 31 and whenever events or circumstances make it more likely than not that impairment may have occurred, such as a significant adverse change in the business climate. Estimating fair value is performed by utilizing various valuation techniques, which require management to make significant estimates and assumptions about the carrying value of these assets.

Leases

The Company leases its main office, warehouse and store locations, which are accounted for under the provisions of SFAS No. 13, Accounting for Leases, and subsequent amendments, which require that leases be evaluated and classified as operating or capital leases for financial reporting purposes.

Certain leases contain scheduled rent increases, and may include an initial period of free or reduced rent as an inducement to enter into the lease agreement ("rent holidays"). The Company recognizes rental expense for rent increases and rent holidays on a straight-line basis over the terms of the underlying leases, without regard to when rent payments are made. The calculation of straight-line rent is based on the "reasonably assured" lease term as defined in SFAS No. 98, Accounting for Leases: Sale-Leaseback Transactions Involving Real Estate, Sales Type Leases of Real Estate, Definition of the Lease Term, and Initial Direct Costs of Direct Financing Leases-an amendment of FASB Statements No. 13, 66, and 91 and a rescission of SFAS Statement No. 26 and Technical Bulletin No. 79-11. This amended definition of the lease term may exceed the initial non-cancelable lease term.

Entertainment

Television series are produced for foreign or domestic cable and syndicated television markets. Revenues from the distribution of television product are recognized when the films or series are available to telecast., except for barter advertising agreements where the recognition of revenue is deferred until the related advertisements are exhibited. Cable and syndicated television licensing agreements are routinely entered into in advance of the available telecast dates. Agreements may include rights to receive cash and barter advertising time. For television barter arrangements, the related revenues are not recognized until the product is available for telecast and the advertising spots received under such contracts are sold to third parties and aired.

Film costs include the unamortized cost of completed television episodes, television series in production or initial development. Film costs are stated at the lower of cost, less accumulated amortization, or fair value.

F-8b

LQD Adrenalina, LLC and Subsidiaries
Consolidated Notes to the Financial Statements
Nine Months Ended September 30, 2007 and 2006

Note 1 - Description of Business, Basis of Presentation and Summary of Significant Accounting Policies - continued

Summary of Significant Accounting Policies - continued

Entertainment - continued

In the normal course of operations the Company enters into barter transactions whereby it exchanges programming product for advertising time that it can use or resell. The advertising time is provided by broadcasting companies in the United States and Central and South America. These transactions are valued at the fair value of the related programming product based on comparable arrangements in the broadcast areas. These transactions are accounted for at the time the programming is broadcast and the advertising is used.

For the three and nine months ended September 30, 2007 and 2006, the value of the recorded barter transactions included in advertising revenues and licensing fees were approximately $125,800, $377,200 and $60,300 and $180,800, respectively.

Retail

Revenue from retail store sales is recognized when merchandise is sold and delivered to the customer.

Publishing

Magazine advertising revenues are recognized at the magazine cover date. Magazine sales revenues are primarily generated from bulk orders from retail outlets such as newsstands, supermarkets and convenience stores. Revenues from these sales are recorded when the magazines are placed with the vendor.

Gift Cards

Cash received from the sale of gift cards is recorded as a liability, and revenue is recognized upon the redemption of the gift card. At September 30, 2007 and December 31, 2006, the Company had a recorded gift card liability of $19,124 and $24,938, respectively.

Advertising Costs

The Company expenses advertising costs when incurred. Advertising expense during the three and nine months ended September 30, 2007 and 2006 was approximately $46,200, $217,100, $39,400 and $87,400, respectively.

Income Taxes

As a limited liability company, the Company's taxable income or loss is allocated to members' income in accordance with their respective percentage ownership. Therefore, no provision or liability for income taxes has been included in the consolidated financial statements.

F-9b

LQD Adrenalina, LLC and Subsidiaries
Consolidated Notes to the Financial Statements
Nine Months Ended September 30, 2007 and 2006

Note 1 - Description of Business, Basis of Presentation and Summary of Significant Accounting Policies - continued

Summary of Significant Accounting Policies - continued

Going Concern

The accompanying financial statements have been prepared assuming that the Company will remain a going concern. The Company has significant operating losses, which raise substantial doubt about its ability to continue as a going concern. The Company’s plans regarding those concerns are addressed in the following paragraph. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

As shown in the accompanying financial statements, the Company has incurred a net loss of $1,252,256 and $3,486,388 for the three and nine months ended September 30, 2007, respectively, and a net loss of $655,122 and $1,403,435 for the three and nine months ended September 30, 2006. Additionally the Company had cash flows used in operations of $3,904,392 and $1,881,644 for the nine months ended September 30, 2007 and 2006, respectively.

Currently the operations of the Company are being funded through related party borrowings. Additionally the Company is in the process of expanding its operations and has plans to open an additional store in Miami during December 2007 and has scheduled five store openings during 2008. Management does not believe that the Company will be able to fund its current plans of expansion or operation without additional funds; Management also believes developmental and marketing costs will most likely exceed any anticipated revenues for the coming year.

The Company’s Management believes that it can sustain itself for the next twelve months based on their current funding model; however Management is seeking outside funding to keep the current business operational. In the event the Company requires additional outside funds, the Company will have to seek loans or equity placements to cover such cash needs. Additionally, there is no assurance additional capital will be available to the Company on acceptable terms.

F-10b

LQD Adrenalina, LLC and Subsidiaries
Consolidated Notes to the Financial Statements
Nine Months Ended September 30, 2007 and 2006

Note 2 - Inventories and Film Costs

Inventories and film costs at September 30, 2007 and December 31, 2006 consisted of the following:

	September 30, 2007	December 31, 2006
	(unaudited)

Retail merchandise	$830,868	$800,002
Film costs - Television:
Released, net	880,440	1,033,430
Completed and not released	—	49,500
Development and pre-production	—	30,025
Film costs - Theatrical:
Development and pre-production	559,462	59,462

Total inventories and film costs	2,270,770	1,972,419
Less: current portion	(1,338,225)	(1,479,027)

Total noncurrent inventories and film costs	$932,545	$493,392

Film cost amortization for the three and nine months ended September 30, 2007 and 2006 was approximately $166,900, $499,500, $130,100 and $390,200, respectively.

The Company anticipates that film costs will be amortized by September 30, 2010. In addition, approximately $507,500 of the film costs of released and completed and unreleased television product are expected to be amortized during the twelve months ended September 30, 2008.

F-11b

LQD Adrenalina, LLC and Subsidiaries
Consolidated Notes to the Financial Statements
Nine Months Ended September 30, 2007 and 2006

Note 3 - Property and Equipment

Major categories of property and equipment at September 30, 2007 and December 31, 2006 were as follows:

	September 30, 2007	December 31, 2006
	(unaudited)
Leasehold improvements	$1,202,032	$1,198,973
Furniture, fixtures and equipment	1,094,908	967,800
Software	90,978	83,839
Vehicles	15,000	15,000
Construction in process	899,726	—

Total	3,302,644	2,265,612
Less accumulated depreciation and amortization	331,221	103,919

Total property and equipment	$2,971,423	$2,161,693

Depreciation expense for the three and nine months ended September 30, 2007 and 2006 was approximately, $78,600, $229,200, $22,455 and $67,400 respectively.

Note 4 - Intangible Assets

Trademarks and licensing agreements with indefinite and determinable lives as of September 30, 2007 and December 31, 2006 were as follows:

	Lives	September 30, 2007	December 31, 2006
		(unaudited)
Trademarks
Adrenalina(R)	Indefinite	$230,000	$230,000
Licensing Agreements	5 years	40,000	40,000
Total		270,000	270,000
Less accumulated amortization		(19,556)	(13,556)
Total intangible assets		$250,444	$256,444

The Company anticipates that the future amortization of its licensing rights will approximate $8,000 for each of the twelve months ended September 30, 2008, 2009 and $4,444 during 2010.

F-12b

LQD Adrenalina, LLC and Subsidiaries
Consolidated Notes to the Financial Statements
Nine Months Ended September 30, 2007 and 2006

Note 5 - Commitments and Contingencies

Operating Leases

The Company's rent expense for the three and nine months ended September 30, 2007 and 2006 was approximately $180,500, $541,500, $57,500 and $172,400, respectively. The Company has various long-term noncancelable lease commitments for its offices, warehouse and stores, which expire through 2017. The minimum rental commitments under noncancelable long-term operating leases are as follows:

Year ended September 30,	Amount

2008	$980,037
2009	1,518,528
2010	1,524,334
2011	1,537,494
2012	1,547,155
Thereafter	8,612,938
Total	$15,720,486

Litigation

The Company is involved in various claims and legal proceedings in the ordinary course of its business activities. The Company believes that any potential liability associated with the ultimate outcome of these matters will not have a material adverse effect on its financial position or results of operations.

FlowRider Agreement

During April 2007, the Company entered into an exclusive five-year agreement with FlowRider water-themed entertainment units for placement in its future mall-based retail shops. The agreement is subject to a performance schedule governing order timing and equipment deposits. Non-refundable deposits placed as of September 30, 2007 were approximately $1,300,000.

F-13b

LQD Adrenalina, LLC and Subsidiaries
Consolidated Notes to the Financial Statements
Nine Months Ended September 30, 2007 and 2006

Note 6 - Related Party Transactions

Related Party Notes Receivable

The Company advanced $728,518 and $1,489,305 to unconsolidated affiliates as of September 30, 2007 and December 31, 2006, respectively. These notes receivable are due on demand and do not bear interest.

As of December 31, 2006 the Company had entered into a $70,000 note agreement with a related party.. This note was non-interest bearing and paid in two installments of $35,000. As of September 30, 2007 this note had been repaid in full.

Related Parties Notes Payable

The Company had received short-term advances in the amounts of $4,177,257 and $251,094 from members as of September 30, 2007 and December 31, 2006, respectively. The loans are due on demand and do not bear interest.

Note 7 - Fair Value of Financial Instruments

As of September 30, 2007 and December 30, 2006, the fair value of cash and cash equivalents approximated the carrying amount due to the short maturity of those instruments.

As of September 30, 2007 and December 30, 2006, the fair value of the Company's notes receivable and debt approximated the carrying amount due to the short maturity of those instruments, i.e. demand notes.

As of September 30, 2007 and December 30, 2006, the fair value of the Company's accounts receivable and accounts payable approximate their fair value due to the relatively short maturities.

Note 8 - Subsequent Events

On October 26, 2007, the Company entered into an Acquisition Agreement and Plan of Merger with Basic Services, Inc., a Nevada corporation (“BICV”). As a result of this merger agreement the Company merged its operations with BICV and issued 18,000,000 shares of BICV’s common stock issued to the members of LQD Adrenalina, LLC. Immediately after the Acquisition was consummated and further to the Agreement, the four largest shareholders of BICV, cancelled 9,773,750 shares of the BICV’s Common Stock held by them. The transaction contemplated by the Agreement was intended to be a "tax-free" reorganization pursuant to the provisions of Section 351 and 368(a)(1)(A) of the Internal Revenue Code of 1986, as amended.

F-14b

UNAUDITED PRO FORMA FINANCIAL INFORMATION

The Unaudited Pro Forma Financial Information reflects financial information, which gives effect to the acquisition of all of the outstanding common shares of LQD Adrenalina, LLC ("ADRE") (a Florida Limited Liability Company) in exchange for 18,000,000 shares of common stock of Basic Services, Inc. ("BICV") (a Nevada Corporation).

On October 26, 2007, the Company closed its merger with ADRE following the approval of merger by the members and shareholders of BICV and ADRE. As a result of this merger BICV acquired 100% of the membership interest of ADRE in exchange for shares BICV’s common stock. In accordance with GAAP, the transaction is to be accounted for as a reverse acquisition, and therefore, ADRE is the accounting acquirer. The consolidated financial statements of the ADRE as of and for the three and nine months ended September 30, 2007 did not include the operations of BICV, as the merger was not consummated until October 26, 2007.

The following tables summarize the (unaudited) pro forma consolidated balance sheet and statement of operations of the ADRE and assume the merger with Basic Services, Inc. occurred on January 1, 2007.

F-1c

Basic Services, Inc. (BICV)
Pro Forma Combined Balance Sheet as of September 30, 2007

			Pro Forma		Pro Forma
	BICV	ADRE	Adjustments		Combined
Assets
Current assets
Cash and cash equivalents	$1	$6,427	(1)(A	)	$6,427
Accounts receivable, net	—	19,258	—		19,258
Inventory and film costs, net	—	1,338,225	—		1,338,225
Notes receivable - related party	—	728,518	—		728,518
Other assets	—	1,384,354	—		1,384,354
Total current assets	1	3,476,782			3,476,782

Non-current film costs, net	—	932,545	—		932,545
Property & equipment, net	—	2,971,423	—		2,971,423
Intangible assets, net	—	250,444	—		250,444
Total Assets	$1	$7,631,194	(1)		$7,631,194

Liabilities and Stockholders Equity

Current liabilities
Accounts payable and accrued liabilities	$—	$981,355	—		$981,355
Current portion - related party notes	5,000	4,177,257	(5,000)(A	)	4,177,257
Total current liabilities	5,000	5,158,612			5,158,612

Total Liabilities

Stockholders’ Equity

Common stock	$10,873	$—	8,580(A)(B	)	19,453
Additional paid in capital	(15,547)	—	8,974,911(A)(B	)	8,959,364
Membership interest	—	8,978,817	(8,978,817)(B	)	—
Accumulated deficit	(325)	(6,506,235)	325(A	)	(6,506,235)
Total Stockholders’ Equity	(4,999)	2,472,582			2,472,582

Total Liabilities and Stockholders’ Equity	$1	$7,631,194	(1)		$7,631,194

(A)
This Pro Forma adjustment is comprised of a recasting of the $5,000 related party note payable to additional paid in capital, the subsequent cancellation of 9,773,750 shares of common stock and the distribution of the remaining assets of BICV, on the date of the reverse merger.

(B)
This Pro Forma adjustment to stockholders’ equity is comprised of the issuance of 18,000,000 shares of common stock to the existing members of ADRE in exchange for their membership interest in LQD Adrenalina, LLC; the issuance of 353,000 shares of common stock to Gilford Securities and the recapitalization of the remaining membership interest in LQD Adrenalina, LLC to additional paid in capital.

F-2c

Basic Services, Inc. (BICV)
Pro Forma Combined Statements of Operations
for the Nine Months Ended
September 30, 2007

			Pro Forma		Pro Forma
	BICV	ADRE	Adjustments		Combined

Total revenues	$—	$2,481,838	—		$2,481,838
Costs of revenues	—	1,795,601	—		1,795,601

Gross margin	—	686,237	—		686,237

Operating expenses
Selling, general and administrative	325	3,437,933	(325)(A	)	3,437,933
Depreciation and amortization	—	734,692	—		734,692
Total operating expenses	325	4,172,625			4,172,625

Net Loss	$325	$3,486,388	(325)		3,486,388

Loss Per Common Share
Basic	$(0.00)	$—			$(0.18)
Diluted	$(0.00)	$—			$(0.18)

Weighted Average Shares Outstanding
Basic	10,873,750	—	8,579,250(A)(B	)	19,453,000
Diluted	10,873,750	—	8,579,250(A)(B	)	19,453,000

(A)
Represents the year to date losses of BICV, prior to the reverse merger. These losses were funded by the existing shareholders of BICV at the date of the merger and subsequent cancellation of 9,773,750 of the Company’s common stock.

(B)
This Pro Forma adjustment to stockholders’ equity is comprised of the issuance of 18,000,000 shares of common stock to the existing members of ADRE in exchange for their membership interest in LQD Adrenalina, LLC; the issuance of 353,000 shares of common stock to Gilford Securities and the recapitalization of the remaining membership interest in LQD Adrenalina, LLC to additional paid in capital.

F-3c

Note 1

The acquisition has been accounted for as a reverse acquisition under the purchase method for business combinations. The combination of the two companies is recorded as a recapitalization of LQD Adrenalina, LLC pursuant to which LQD Adrenalina, LLC is treated as the continuing entity.

The following share transactions to occur: Cancellation of 9,773,750 common shares of Basic Services, Inc. by the four major shareholders of Basic Services, Inc, upon the reverse acquisition of LQD Adrenalina, LLC and Basic Services, Inc.

Because the acquisition was accounted for as a reverse acquisition, there was neither goodwill recognized nor any adjustments to the book value of the net assets of LQD Adrenalina, LLC that would affect the pro forma statement of operations.

F-4c

[Back Cover of Prospectus]

8,353,000 Shares

Common Stock

PROSPECTUS

________________, 2008

Until ____________, 2008, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that which is set forth in this prospectus. We are offering to sell shares of our common stock and seeking offers to buy shares of our common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or any sale of these securities. Our business, financial condition, results of operation and prospects may have changed after the date of this prospectus.

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 24. INDEMNIFICATION OF OFFICERS AND DIRECTORS

Under the Nevada General Corporation Law and our Articles of Incorporation, as amended, our directors will have no personal liability to us or our stockholders for monetary damages incurred as the result of the breach or alleged breach by a director of his "duty of care". This provision does not apply to the directors' (i) acts or omissions that involve intentional misconduct or a knowing and culpable violation of law, (ii) acts or omissions that a director believes to be contrary to the best interests of the corporation or its shareholders or that involve the absence of good faith on the part of the director, (iii) approval of any transaction from which a director derives an improper personal benefit, (iv) acts or omissions that show a reckless disregard for the director's duty to the corporation or its shareholders in circumstances in which the director was aware, or should have been aware, in the ordinary course of performing a director's duties, of a risk of serious injury to the corporation or its shareholders, (v) acts or omissions that constituted an unexcused pattern of inattention that amounts to an abdication of the director's duty to the corporation or its shareholders, or (vi) approval of an unlawful dividend, distribution, stock repurchase or redemption. This provision would generally absolve directors of personal liability for negligence in the performance of duties, including gross negligence.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

ITEM 25.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The following table sets forth an estimate of the costs and expenses payable by Registrant in connection with the offering described in this registration statement. All of the amounts shown are estimates except the Securities and Exchange Commission registration fee:

Securities and Exchange Commission Registration Fee	$344
Accounting Fees and Expenses	$30,000	*
Legal Fees and Expenses	$55,000	*
Total	$85,344

* Estimated

ITEM 26. RECENT SALES OF UNREGISTERED SECURITIES

The following is a summary of transactions by the Company since inception in 2007 involving the issuance and sale of the Company’s securities that were not registered under the Securities Act of 1933, as amended (the “Securities Act”). All securities sold by the Company were sold to individuals, trusts or others as accredited investors as defined under Regulation D under the Securities Act, as amended.

On October 26, 2007, the Company issued a total of 18,000,000 shares of common stock to the members of LQD Adrenalina, LLC and its subsidiaries in connection with the acquisition of that entity.

On December 3, 2007, the Company issued to a number of accredited investors our 5% Senior Secured Convertible Debentures (the “Debentures”) in the principal amount of $3,000,000 as well as five-year warrants to purchase 4,000,000 shares of our common stock at $2.00 per share. Gilford Securities Incorporated acted as sole placement agent in connection with the transaction. The Company paid to the placement agent cash in the amount of $207,500 as a commission for placing the securities.

The issuances of the securities of the Company in the above transactions were deemed to be exempt from registration under the Securities Act by virtue of Section 4(2) thereof or Regulation D promulgated thereunder, as a transaction by an issuer not involving a public offering. With respect to each transaction listed above, no general solicitation was made by either the Company or any person acting on the Company’s behalf; the securities sold are subject to transfer restrictions; and the certificates for the shares contained an appropriate legend stating such securities have not been registered under the Securities Act and may not be offered or sold absent registration or pursuant to an exemption therefrom.

ITEM 27. EXHIBITS

Exhibit No.	Description
2.1	Acquisition Agreement and Plan of Merger (1)

3.1	Articles of Incorporation (2)

3.2
Articles of Merger, by and among Basic Services, Inc., a Nevada Corporation, Adrenalina, a Nevada Corporation, a subsidiary of Basic Services, Inc. and LQD Adrenalina, LLC, Florida Limited Liability Company, which became effective on December 13, 2007 (3)

3.3	Bylaws (2)

4.1	Form of 5% Senior Secured Convertible Debentures (4)

4.2	Form of Warrant (4)

5.1	Legal Opinion of Sichenzia Ross Friedman Ference LLP*

10.1	Securities Purchase Agreement (4)

10.2	Registration Rights Agreement (4)

10.3	Security Agreement (4)

10.4	Subsidiary Guaranty

10.5	Office Lease*

10.6	Promissory Note issued to Ilia Lekach by the Company*

16.1	Letter regarding change in certifying accountant (1)

23.1	Consent by Sichenzia Ross Friedman Ference LLP (included in Exhibit 5.1)

23.2	Consent by Goldstein Schechter Koch Price Lucas Horwitz & Co., P.A.*

*	File herewith

(1)	Incorporated by reference to the Company’s Current Report on Form 8-K filed October 26, 2007

(2)	Incorporated by reference to the Company’s Registration Statement on Form SB-2 (SEC File No. 333-142739)

(3)	Incorporated by reference to the Company’s Current Report on Form 8-K filed December 15, 2007

(4)	Incorporated by reference to the Company’s Current Report on Form 8-K filed December 4, 2007

ITEM 28. UNDERTAKINGS

(a) The undersigned Registrant hereby undertakes to:

(1) file, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

(i) Include any prospectus required by section 10(a)(3) of the Securities Act;

(ii) reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement; and notwithstanding the forgoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation From the low or high end of the estimated maximum offering range may be reflected in the form of prospects filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in the volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

(iii) Include any additional or changed material information on the plan of distribution.

(g) for the purpose of determining liability under the Securities Act to any purchaser:

Each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(2) For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

(3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form SB-2 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Miami on this January 22, 2008.

ADRENALINA

By:	/s/ Jeffrey Geller
Jeffrey Geller President

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Jeffrey Geller his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and any subsequent registration statements pursuant to Rule 462 of the Securities Act of 1933 and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that attorney-in-fact or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Ilia Lekach	Director and Chief Executive Officer (Principal Executive Officer)	January 22, 2008

/s/ Jeffrey Geller	Director and Chief Financial Officer (Principal Financial and Accounting Officer)	January 22, 2008

/s/ Joseph Bouhadana	Director	January 22, 2008

/s/ Bryan Feldman	Director	January 22, 2008